UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
ZUORA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of 2020 Annual Meeting of Stockholders
May 12, 2020
Dear Stockholder:
You are cordially invited to attend the 2020 Annual Meeting of Stockholders (Annual Meeting) of Zuora, Inc. to be held virtually at http://www.viewproxy.com/Zuora/2020/vm on Tuesday, June 23, 2020 at 9:30 a.m. Pacific Time. Stockholders must pre-register to attend the Annual Meeting as more fully described in the accompanying proxy statement. As part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders who wish to attend the Annual Meeting, in light of the current coronavirus (COVID-19) pandemic, we believe that hosting a virtual meeting this year is in the best interest of us and our stockholders.
We will hold the Annual Meeting for the following purposes, which are more fully described in the Proxy Statement for our Annual Meeting (Proxy Statement):

1.
To elect one Class II director nominated by our Board of Directors to serve until our 2023 annual meeting of stockholders or until such director’s successor is duly elected and qualified, subject to his earlier resignation or removal.

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2021.

3.	To approve, on a non-binding advisory basis, the compensation paid by us to our Named Executive Officers as disclosed in this Proxy Statement.

4.	To select, on a non-binding advisory basis, whether future advisory votes on the compensation paid by us to our Named Executive Officers should be held every one, two or three years.
We will also consider any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof. At this time, we are not aware of any other matters to be submitted for consideration at the Annual Meeting.
All of our stockholders of record at the close of business on April 29, 2020 are entitled to attend and vote at the Annual Meeting. Every stockholder vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote as soon as possible by Internet or, if you received a paper proxy card and voting instructions by mail, by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend the Annual Meeting. Returning the proxy does not affect your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.
Our Board of Directors recommends that you vote “FOR" the Class II director nominee named in this Proxy Statement, “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2021, "FOR" the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement, and to hold future non-binding advisory votes on the compensation of our Named Executive Officers every "ONE YEAR."
On or about May 12, 2020, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (Notice) containing instructions on how to access the Proxy Statement, and our 2020 Annual Report on Form 10-K. The Notice provides instructions on how to vote online and by telephone, and how to receive a paper copy of the proxy materials by mail.
Thank you for your ongoing support and continued interest in Zuora.

Very truly yours,

Jennifer W. Pileggi
Senior Vice President, General Counsel, and Corporate Secretary
Important Notice Regarding Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and our 2020 Annual Report on Form 10-K are available at: http://www.viewproxy.com/Zuora/2020.

Proxy Statement for 2020 Annual Meeting of Stockholders

i

Proxy Statement for 2020 Annual Meeting of Stockholders

INFORMATION ABOUT SOLICITATION AND VOTING
The accompanying proxy statement is solicited on behalf of the Board of Directors of Zuora, Inc. for use at our 2020 Annual Meeting of Stockholders (Annual Meeting), and any adjournment or postponement thereof, to be held virtually at http://www.viewproxy.com/Zuora/2020/vm on Tuesday, June 23, 2020 at 9:30 a.m. Pacific Time. Stockholders who plan to attend the Annual Meeting must pre-register for the meeting as described below. As part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders who wish to attend the Annual Meeting, in light of the current coronavirus (COVID-19) pandemic, we believe that hosting a virtual meeting this year is in the best interest of us and our stockholders.
The Notice of Internet Availability of Proxy Materials, this Proxy Statement for the Annual Meeting (Proxy Statement), and the accompanying form of proxy were first distributed and made available on the Internet to stockholders on or about May 12, 2020. The Notice of Internet Availability of Proxy Materials provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.
In this Proxy Statement, we refer to Zuora, Inc. as “Zuora,” “we” or “us.”
INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with rules of the U.S. Securities and Exchange Commission (SEC), we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this makes the proxy distribution process more efficient, less costly, and helps in conserving natural resources.
Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2020 can be accessed directly at http://www.viewproxy.com/Zuora/2020
GENERAL INFORMATION ABOUT THE MEETING
Purpose of the Annual Meeting
You are receiving this Proxy Statement because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting with respect to the proposals described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you pursuant to the rules and regulations of the SEC and is designed to assist you in voting your shares.
Registration Required to Attend the Annual Meeting
In order to participate in the Annual Meeting that will be held virtually over the Internet, you must register at http://www.viewproxy.com/Zuora/2020 by 11:59 p.m. Pacific Time on Sunday, June 21, 2020. You will need to enter your name, phone number, mailing address as it appears on your Notice or proxy card, and email address. Beneficial owners who would like to vote at the Annual Meeting will also need to provide a legal proxy by either uploading it at the time of registration using the link on the registration site or emailing it to VirtualMeeting@viewproxy.com. For more information on stockholders of record and beneficial owners, see the “Voting Rights; Required Vote” section below.

If you have registered to attend the Annual Meeting, you will receive an email prior to the Annual Meeting providing you with the password to attend the Annual Meeting. If you are a beneficial holder and you provided your legal proxy by uploading it to the registration site or by emailing it to VirtualMeeting@viewproxy.com, the email containing the password will also contain the virtual control number that you will use to vote your shares at www.AALVote.com/ZUO during the Annual Meeting.
Location of the Annual Meeting
The Annual Meeting will be held virtually at http://www.viewproxy.com/Zuora/2020/vm on Tuesday, June 23, 2020 at 9:30 a.m. Pacific Time. Only stockholders who have timely registered and obtained a password to enter the meeting will be allowed to attend.
If you have properly registered, you may enter the Annual Meeting by logging into http://www.viewproxy.com/Zuora/2020/vm using the password you will receive in an email prior to the Annual Meeting. The Annual Meeting live audio webcast will begin promptly at 9:30 am Pacific Time on Tuesday, June 23, 2020. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:00 a.m. Pacific Time, and you should allow ample time for the check-in procedures.
Further instructions on how to attend the Annual Meeting via live audio webcast, including how to vote your shares electronically at the Annual Meeting, are posted on http://www.viewproxy.com/Zuora/2020 under Frequently Asked Questions (FAQ).
Stockholders will have the opportunity to submit written questions at the time they register for the Annual Meeting and at the meeting.
Record Date; Quorum
Only holders of record of our Class A common stock and Class B common stock at the close of business on April 29, 2020, the Record Date, will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 99,651,841 shares of Class A common stock and 16,045,733 shares of Class B common stock outstanding and entitled to vote.
In order to hold the Annual Meeting, there must be a quorum, which means that the holders of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) entitled to vote at the Annual Meeting as of the Record Date must be present at the Annual Meeting. Your shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or if you have properly submitted a proxy.
For ten days prior to the Annual Meeting, a list of registered stockholders eligible to vote at the Annual Meeting will be available for examination by our stockholders for any purpose relevant to the meeting at our principal executive offices at 101 Redwood Shores Parkway, Redwood City, California 94065. If, due to the COVID-19 pandemic, our principal executive offices are closed during the ten days prior to the Annual Meeting, a stockholder may send a written request to our Corporate Secretary at CorporateSecretary@Zuora.com, and we will arrange a way for the stockholder to inspect the list.
Voting Rights; Required Vote
In deciding all matters at the Annual Meeting, each share of Class A common stock represents one vote and each share of Class B common stock represents ten votes. We do not have cumulative voting rights for the election of directors. You may vote all shares owned by you as of the Record Date, including (a) shares held directly in your name as the stockholder of record and (b) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.
Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote your shares at the Annual Meeting, provided you have properly pre-registered for the meeting, or prior to the Annual Meeting through the Internet, by telephone, or, if you request or receive paper proxy materials, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, on the Record Date, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a legal proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting. You will then need to upload the proxy to http://www.viewproxy.com/Zuora/2020 or email the proxy to VirtualMeeting@viewproxy.com at the time you register to attend the Annual Meeting in order to receive the virtual control number which will allow you to vote your shares at the Annual Meeting.
The Class II director will be elected by a plurality of the number of votes cast, which means that the individual nominated for election to our Board of Directors at the Annual Meeting receiving the highest number "FOR" votes will be elected. You may vote "FOR" the nominee or "WITHHOLD" authority to vote for the nominee. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2021 will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal. Approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers will be obtained if the number of votes cast "FOR" the proposal at the Annual Meeting exceeds the number of votes "AGAINST" the proposal. The non-binding advisory vote on the frequency of future non-binding advisory votes on the compensation of our Named Executive Officers will provide stockholders with the opportunity to choose among four options with respect to this proposal. You may vote for holding the non-binding advisory vote to approve the compensation of our Named Executive Officers every "ONE YEAR," "TWO YEARS," "THREE YEARS," or vote for "ABSTAIN." The frequency receiving the greatest number of votes cast by stockholders will be deemed to be the preferred frequency option of our stockholders. Abstentions (shares present at the Annual Meeting and marked “abstain”) are counted for purposes of determining whether a quorum is present and have no effect on the outcome of the matters voted upon.
Broker non-votes occur when shares held by a broker for a beneficial owner are not voted because the broker did not receive voting instructions from the beneficial owner and lacked discretionary authority to vote the shares. A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. At our Annual Meeting, only the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2021, is considered a routine matter. The other proposals presented at the Annual Meeting are non-routine matters. Broker non-votes are counted for purposes of determining whether a quorum is present and have no effect on the outcome of the matters voted upon. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.
Board of Directors' Voting Recommendations
Our Board of Directors recommends that you vote “FOR” the Class II director nominee named in this Proxy Statement (Proposal No. 1), “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2021 (Proposal No. 2), "FOR" the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement (Proposal No. 3), and to hold future non-binding advisory votes on the compensation of our Named Executive Officers every "ONE YEAR" (Proposal No. 4). None of our directors or executive officers has any substantial interest in any matter to be acted upon, other than Proposal No. 3 and elections to office with respect to the director so nominated.

Voting Instructions; Voting of Proxies
If you are a stockholder of record, you may:

•	vote at the Annual Meeting—in order to do so, you will need to visit www.AALVote.com/ZUO while the polls are open (you will need the virtual control number included on your Notice or proxy card);

•	vote through the Internet—in order to do so, please follow the instructions shown on your proxy card for submitting your proxy by Internet;

•	vote by telephone—in order to do so, please use the telephone number on your proxy card; or

•
vote by mail—if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and promptly return it in the envelope provided or, if the envelope is missing, please mail your completed proxy card to Proxy Tabulation Dept. c/o Alliance Advisors LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ  07003. Your completed, signed and dated proxy card must be received prior to the Annual Meeting.

Unless you plan to vote at the virtual Annual Meeting, your vote must be received by 11:59 p.m. Pacific Time on Monday, June 22, 2020, in order for it to be included in the ballots cast for the proposals presented in this Proxy Statement. Submitting your proxy through the Internet or, if you request or receive a paper proxy card, by mail will not affect your right to vote during the virtual Annual Meeting, should you properly register and decide to attend the Annual Meeting.
If you are a beneficial owner, i.e., not the stockholder of record, please refer to the voting instructions provided by your nominee on how to direct your nominee to vote your shares. If you wish to vote your shares electronically at the Annual Meeting, you will need to have provided a legal proxy at the time you registered for the meeting by either uploading it to http://www.viewproxy.com/Zuora/2020 or emailing it to VirtualMeeting@viewproxy.com. If you have properly submitted a legal proxy, you may vote at the Annual Meeting by visiting www.AALVote.com/ZUO while the polls are open (you will need the virtual control number assigned to you in your registration confirmation email).
Four proposals will be presented at the Annual Meeting. For Proposal No. 1, you may vote “FOR" the nominee to our board of directors or “WITHHOLD" authority to vote for the nominee. For Proposal No. 2, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. For Proposal No. 3, you may vote "FOR" or "AGAINST" or "ABSTAIN" from voting. For Proposal No. 4, you may vote "ONE YEAR," "TWO YEARS," "THREE YEARS," or "ABSTAIN" from voting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.
If you indicate a choice on your proxy card on a particular proposal to be acted upon, the shares will be voted as you indicated. If you are a stockholder of record and you return a signed proxy card but do not indicate how you wish to vote, the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists.
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card through the Internet or by mail. If you requested or received paper proxy materials and you intend to vote by mail, please complete, sign and return each proxy card you received to ensure that all of your shares are voted.

Expenses of Soliciting Proxies
We will pay the expenses of soliciting proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any other information furnished to stockholders. Following the original mailing of the soliciting materials, we and our agents, including directors, officers, and other employees, without additional compensation, may solicit proxies by mail, email, telephone, facsimile, by other similar means or in person. In addition, we will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials or vote through the Internet or by telephone, you are responsible for any Internet or phone access charges you may incur.
Revocability of Proxies
A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•	delivering to our Corporate Secretary by mail a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again through the Internet or telephone; or

•	voting at the Annual Meeting while the polls are open by visiting www.AALVote.com/ZUO (note that attendance at the Annual Meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
Voting Results
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and will be published in a Current Report on Form 8-K, which we expect to file with the SEC within four business days of the Annual Meeting.

CORPORATE GOVERNANCE
We are strongly committed to good corporate governance practices. These practices provide an important framework within which our Board of Directors and management can pursue our strategic objectives for the benefit of our stockholders.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of Zuora. Our Corporate Governance Guidelines are available without charge on our website at https://investor.zuora.com/governance/governance-documents. Our Nominating and Corporate Governance Committee reviews the Corporate Governance Guidelines periodically, and changes are recommended to our Board of Directors as warranted.
Global Code of Business Conduct and Ethics
We are committed to ethical business practices and, accordingly, we have adopted a Global Code of Business Conduct and Ethics (Code of Conduct) that applies to all the members of our Board of Directors, officers and employees. Our Code of Conduct is available on our website at https://investor.zuora.com/governance/governance-documents. We intend to disclose future amendments to certain portions of the Code of Conduct or waivers of such provisions granted to executive officers and directors on our website, as permitted under applicable New York Stock Exchange and SEC rules.
Board Leadership Structure
Our Board of Directors believes it is important to have flexibility in selecting our chairman and board leadership structure. Accordingly, our Corporate Governance Guidelines allow for the positions of chairman and chief executive officer to be held by the same person. The Board of Directors believes that it is currently in the best interest of Zuora and its stockholders for Tien Tzuo to serve in both roles. Mr. Tzuo co-founded and has led Zuora since November 2007. Our Board of Directors believes that Mr. Tzuo’s strategic vision for our business, his in-depth knowledge of our platform and operations and the software technology industry, and his experience as our Chief Executive Officer since 2007 make him well qualified to serve as both our Chairman and Chief Executive Officer.
Our Corporate Governance Guidelines provide that, when the positions of chairperson and chief executive officer are held by the same person, our Board of Directors will designate a “lead independent director” by a majority vote of the independent directors. Magdalena Yesil has served as our Lead Independent Director since March 2018. The responsibilities of our Lead Independent Director include: scheduling and setting the agenda for meetings of the Board in consultation with the Chairman, serving as chairperson of Board meetings when the Chairman is not present, presiding at executive sessions of independent directors, serving as a liaison between the Chairman and the independent directors, consulting with the Chairman regarding the information sent to our Board of Directors in connection with its meetings, having the authority to call meetings of our Board of Directors and meetings of the independent directors, being available under appropriate circumstances for consultation and direct communication with stockholders, encouraging dialogue between the independent directors and management, and performing such other functions and responsibilities as requested by our Board of Directors from time to time. Our Board of Directors believes the role of Lead Independent Director provides an appropriate balance in Zuora's leadership to the combined role of Chairman and Chief Executive Officer, and that the responsibilities assigned to the Lead Independent Director help ensure a strong, independent and active Board.
Independence of Directors
The listing rules of the New York Stock Exchange generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent.

In addition, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (Exchange Act). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries, or be an affiliated person of the listed company or any of its subsidiaries.
Our Board of Directors conducts an annual review of the independence of our directors. In its most recent review, our Board of Directors determined that Peter Fenton, Kenneth A. Goldman, Timothy Haley, Jason Pressman, Michelangelo Volpi, and Magdalena Yesil, representing six of our seven current directors, are “independent directors” as defined under the applicable rules, regulations, and listing standards of the New York Stock Exchange and the applicable rules and regulations promulgated by the SEC. Our Board of Directors has also determined that all members of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent and satisfy the relevant SEC and New York Stock Exchange independence requirements for such committees.
Michelangelo Volpi has not been nominated for re-election at the Annual Meeting. Mr. Volpi has served on our Board since November 2011, and we are grateful for his long-standing dedication and contributions to our company.
Committees of Our Board of Directors
Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The composition and responsibilities of each committee are described below. Each of these committees has a written charter approved by our Board of Directors. Copies of the charters for each committee are available on our website at https://investor.zuora.com/governance/governance-documents. Members serve on these committees until their resignations or until otherwise determined by our Board of Directors.
Audit Committee
Our Audit Committee is currently composed of Mr. Goldman (Chair), Mr. Fenton and Mr. Volpi. If Mr. Pressman is elected as a Class II director at the Annual Meeting, he will replace Mr. Volpi and begin serving as a member of the Audit Committee as of the time he is elected. Each member and prospective member of our Audit Committee is independent under New York Stock Exchange listing standards and SEC rules and regulations. Each member and prospective member of our Audit Committee is financially literate as required by New York Stock Exchange listing standards. Our Board of Directors has also determined that simultaneous service by Mr. Goldman on the Audit Committees of four other public companies does not impair his ability to serve on our Audit Committee. In addition, our Board of Directors has determined that Mr. Goldman is an “Audit Committee financial expert” as defined in SEC regulations. Our Audit Committee is responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our consolidated financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	overseeing our internal audit function, including reviewing and approving our internal audit plan, responsibilities, budget and staffing;

•	reviewing proposed waivers of our Code of Conduct for directors, executive officers, and employees (with waivers for directors or executive officers to be approved by the Board of Directors);

•	reviewing material related party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by our independent registered public accounting firm.
Compensation Committee
Our Compensation Committee is composed of Mr. Haley (Chair) and Mr. Pressman. The composition of our Compensation Committee meets the requirements for independence under New York Stock Exchange listing standards and SEC rules and regulations. Each member of the Compensation Committee is also a "non-employee director" for purposes of Rule 16b-3 under the Exchange Act. Our Compensation Committee is responsible for, among other things:

•	reviewing and approving the selection of our peer companies for compensation and assessment purposes;

•	reviewing and approving the compensation of our executive officers, other than our chief executive officer whose compensation is approved by our Board of Directors;

•	evaluating the performance of our chief executive officer in light of our goals and objectives;

•	reviewing the results of stockholder votes on compensation matters;

•	reviewing and recommending to our Board of Directors the compensation of our directors;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our Board of Directors with respect to, incentive compensation and equity plans;

•	overseeing the annual risk assessment of our compensation programs as generally applicable to employees to identify any potential material risks that may be created by such programs; and

•	reviewing our overall compensation philosophy.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is composed of Ms. Yesil (Chair) and Mr. Haley. The composition of our Nominating and Corporate Governance Committee meets the requirements for independence under New York Stock Exchange listing standards and SEC rules and regulations. Our Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying and recommending candidates for membership on our Board of Directors;

•	recommending directors to serve on board committees;

•	reviewing any stockholder proposals that relate to corporate governance matters;

•	reviewing and recommending any changes as appropriate to our Corporate Governance Guidelines, Code of Conduct and policies;

•	reviewing and making recommendations regarding our policies and practices related to corporate social responsibility and environmental sustainability matters;

•	reviewing succession plans for senior management positions, including the chief executive officer;

•	evaluating, and overseeing the process of evaluating, the performance of our Board of Directors and individual directors; and

•	assisting our Board of Directors on corporate governance matters.

Our Board of Directors’ Role in Risk Oversight
Our Board of Directors, as a whole, has responsibility for risk oversight, although the committees of our Board of Directors oversee and review risk areas that are particularly relevant to them. The risk oversight responsibility of our Board of Directors and its committees is supported by our management reporting processes. Our management reporting processes are designed to provide our Board of Directors and our personnel responsible for risk assessment with visibility into the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial (accounting, credit, investment, liquidity and tax), legal, regulatory, cybersecurity, privacy, compliance and reputational risks, and more recently, risk related to the current COVID-19 pandemic. Our Board of Directors reviews strategic and operational risk in the context of discussions, question and answer sessions, and reports from the management team at each regular Board meeting, receives reports on all significant committee activities at each regular Board meeting, and evaluates the risks inherent in significant transactions. Our Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management.
Each committee of our Board of Directors meets with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. Our Audit Committee reviews our major financial risk exposures, our internal controls over financial reporting, our disclosure controls and procedures and legal and regulatory compliance, and, among other things, discusses with management and our independent auditor risk assessment and risk management matters. Our Audit Committee also reviews matters relating to cybersecurity and data privacy and security and reports to our Board of Directors regarding such matters. Our Compensation Committee evaluates our major compensation-related risk exposures and the steps management has taken to monitor or mitigate such exposures. Our Nominating and Corporate Governance Committee assesses risks relating to our corporate governance practices and the independence of our Board of Directors and reviews and discusses the narrative disclosure regarding our Board of Directors’ leadership structure and role in risk oversight. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach.
Board and Committee Meetings and Attendance
Our Board of Directors and its committees meet regularly throughout the year, and also hold special meetings from time to time. During the fiscal year ended January 31, 2020 (fiscal 2020), our Board of Directors met four times, the Audit Committee met ten times, the Compensation Committee met four times, and the Nominating and Corporate Governance Committee met three times. During fiscal 2020, each member of our Board of Directors attended at least 75% of the aggregate of all meetings of our Board of Directors and of all meetings of committees of our Board of Directors on which such member served that were held during the period in which such director served.
Executive Sessions
The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. Our Lead Independent Director, Ms. Yesil, is the presiding director at these meetings.
Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee during fiscal 2020 included Mr. Haley and Mr. Pressman. None of the members of our Compensation Committee in fiscal 2020 were at any time during fiscal 2020 or at any other time an officer or employee of Zuora or any of our subsidiaries. In addition, during fiscal 2020, none of our executive officers served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee.

Board Attendance at Annual Stockholders’ Meeting
Our policy is to invite and encourage each member of our Board of Directors to be present at our annual meetings of stockholders. Two members of our Board of Directors who were then serving on the Board of Directors attended the 2019 annual meeting of stockholders.
Communication with Directors
Stockholders and interested parties who wish to communicate with our Board of Directors, non-management members of our Board as a group, a committee of our Board of Directors, or one or more individual members of our Board (including our Chairman or Lead Independent Director, if any) may do so by sending written communications addressed to: Corporate Secretary, Zuora, Inc., 101 Redwood Shores Parkway, Redwood City, California 94065. All stockholder communications we receive that are addressed to our Board of Directors will be reviewed and compiled by our Corporate Secretary and provided to the members of our Board of Directors, as appropriate. If the correspondence is not addressed to a particular director, such correspondence will be forwarded, depending on the subject matter, to the Chair of the Audit Committee, Compensation Committee, or Nominating and Corporate Governance Committee. Sales materials, abusive, threatening or otherwise inappropriate materials and items unrelated to the duties and responsibilities of our Board of Directors will not be provided to our directors.
Derivatives Trading, Hedging, and Pledging Policies
We have adopted a policy prohibiting our employees, including our executive officers, and members of our Board of Directors from speculating in our equity securities, including the use of short sales, “sales against the box” or any equivalent transaction involving our equity securities. In addition, they may not engage in any other hedging transactions, such as “cashless” collars, forward sales, equity swaps and other similar or related arrangements, with respect to the securities that they hold. Finally, no employee, including an executive officer or member of our Board of Directors, may acquire, sell, or trade in any interest or position relating to the future price of our equity securities.
We also have adopted a policy prohibiting the pledging of our common stock by our employees, including our executive officers, and members of our Board of Directors, unless it can be demonstrated that the pledgee has the financial capacity to repay the loan without resort to the pledged securities, subject to approval by our compliance officer.
Corporate Responsibility
We recognize the importance of a thoughtful approach to corporate citizenship and sustainability. As we continue to develop our strategies and practices in these areas, we are also committed to maintaining and improving our current programs, which include the following:

•
Community Involvement. We drive social good through our commitment to corporate citizenship in the communities in which we operate. In 2015, we became a member of the Pledge 1% movement and committed to donate employee volunteer hours as well as shares of our common stock to support underserved communities. In 2019, we launched Zuora.org, which is a part of our company and not a separate legal entity, to facilitate our charitable efforts. To date, our employees have donated thousands of volunteer hours and we have issued 47,303 shares of our Class A common stock to the Zuora Impact Fund, a donor-advised fund managed by the Tides Foundation, and plan to contribute additional shares in the future. This fund issues grants to organizations committed to providing workforce development and supporting inclusive economies.

•
Diversity & Inclusion. Diversity and inclusion are key to our success in building our corporate vision, which we call "The World Subscribed" - that one day every company will be a part of the Subscription Economy. We seek employees who bring diverse backgrounds, perspectives, and experiences to our “ZEO” culture, and who reflect our diverse society. We have designed our talent processes to be a level playing field for all, from recruiting and hiring to promotions and talent development conversations. A cornerstone of our ZEO culture is that our employees work best when they are each able to bring their true selves to work without judgment. We treat all of our employees with respect and dignity and require our employees to conduct themselves similarly. We prohibit discrimination and harassment in any form. We have robust employee resource groups in our offices around the world that are employee-led and focus on activities that build communities, encourage professional mentorship, and support our employees’ shared identities and experiences.

•
Environmental Sustainability. As a technology software company, we have a reasonably light environmental footprint. We have implemented several initiatives relating to the sustainable use of resources, including implementing technological tools and centralized printers to encourage lower paper consumption, encouraging our employees to recycle and compost, offering reusable dishware and utensils and providing filtered water dispensers to discourage consumption of bottled water in most of our breakrooms, providing electric car charging stations for employee use at our corporate headquarters, and disposing of old computers and other electronic equipment with an electronic waste vendor so that such equipment is responsibly recycled, repurposed or donated. In addition, our employee-led resource group, ZEOs4Sustainability, helps drive employee-led environmental sustainability efforts.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Our Code of Conduct requires our employees and directors to avoid situations where their personal interests may, or may appear to, conflict with our interests. In addition, our directors, if appropriate, are required to recuse themselves from Board discussions when their participation could be perceived as creating such a conflict.
Our Audit Committee is responsible for reviewing and approving all related party transactions, except for transactions involving any member of the Audit Committee, which are reviewed by the Nominating and Corporate Governance Committee. Related parties include each of our directors and executive officers, certain of our stockholders and the immediate family members of any of the foregoing. We have adopted written policies and procedures regarding the identification of related parties and transactions, and the approval process for such transactions. The Audit Committee will consider each proposed transaction in light of the specific facts and circumstances presented, including but not limited to the risks, costs, and benefits to us and the availability from other sources of comparable products or services.
From the beginning of fiscal 2020 through the date of this Proxy Statement, there have been no transactions, and there are currently no proposed transactions, involving an amount in excess of $120,000 in which Zuora has been (or will be) a participant and in which any executive officer, director, five percent beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except the compensation arrangements described in this Proxy Statement for our Named Executive Officers and directors.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our restated bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see the section titled “Executive Compensation–Limitations on Liability and Indemnification Matters.”

NOMINATION PROCESS AND DIRECTOR QUALIFICATIONS
Nomination to the Board of Directors
Candidates for nomination to our Board of Directors are selected by our Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee in accordance with the Committee’s charter, our restated certificate of incorporation and restated bylaws, our Corporate Governance Guidelines and the criteria approved by our Board of Directors regarding director candidate qualifications. In recommending candidates for nomination, the Nominating and Corporate Governance Committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. In addition, the Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our Board of Directors is set forth below under “Stockholder Proposals to Be Presented at Next Annual Meeting.”
Director Qualifications
With the goal of developing a diverse, experienced and highly qualified Board of Directors, the Nominating and Corporate Governance Committee is responsible for developing and recommending to our Board of Directors the desired qualifications, expertise and characteristics of members of our Board of Directors, including any specific minimum qualifications that the Committee believes must be met by a committee-recommended nominee for membership on our Board of Directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of our Board of Directors to possess.
Because the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors and will be significantly influenced by the particular needs of our Board of Directors from time to time, our Board of Directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and the New York Stock Exchange listing requirements and the provisions of our restated certificate of incorporation, restated bylaws, Corporate Governance Guidelines, and charters of the committees of our Board of Directors. Neither our Board of Directors nor our Nominating and Corporate Governance Committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, the Nominating and Corporate Governance Committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, diversity, skills, financial and other expertise, breadth of experience, knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of our Board of Directors in the context of its existing composition. Through the nomination process, the Nominating and Corporate Governance Committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to our Board of Directors’ overall effectiveness. The brief biographical description of each director set forth in Proposal No. 1 below includes a summary of the individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our Board of Directors at this time.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS
Our Board of Directors currently consists of seven directors and is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Mr. Volpi, a current Class II director, has not been nominated for re-election and Mr. Pressman is the only Class II director that will be standing for election at the Annual Meeting. Effective immediately prior to the election of directors at the Annual Meeting, the Class II director vacancy on our Board of Directors will be eliminated and the exact number of authorized directors on the Board of Directors will be reduced to six directors, composed of two authorized Class I directors, one authorized Class II director and three authorized Class III directors. The terms of office of directors in Class III and Class I do not expire until the annual meetings of stockholders held in 2021 and 2022, respectively. At the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors proposes that Mr. Pressman, who is currently serving as a director in Class II, be elected as a Class II director for a three-year term expiring at the 2023 annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier death, resignation, disqualification, or removal.
Shares represented by proxies will be voted “FOR” the nominee named below, unless the proxy is marked to withhold authority to vote. If Mr. Pressman for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Mr. Pressman has consented to being named in this Proxy Statement and to serve if elected. Proxies may not be voted for more than one director.
Nominee to Our Board of Directors
The table below includes information regarding Jason Pressman, our Class II director nominee to the Board of Directors, including his age, occupation and length of service on our Board of Directors as of April 29, 2020. In addition, his biographical description is set forth below the table.

Name of Nominee	Age	Position	Director Since
Class II Nominee:
Jason Pressman(1)	46	Director	September 2008
_____________________

(1)	Member of the Compensation Committee. If elected, Mr. Pressman will also serve as a member of the Audit Committee effective immediately following the Annual Meeting.

Jason Pressman has served as a member of our Board of Directors since September 2008. Mr. Pressman is a Managing Director at Shasta Ventures, a venture capital firm, where he has worked since 2005. Prior to Shasta Ventures, Mr. Pressman served as a Vice President of Strategy and Operations at Walmart.com, a subsidiary of Wal-Mart Stores, Inc., a worldwide retailer, from 2000 to 2004. Mr. Pressman currently serves on the boards of directors of a number of private companies. Mr. Pressman holds a B.S. in Finance from the University of Maryland, College Park and an M.B.A. from Stanford University. We believe Mr. Pressman is qualified to serve on our Board of Directors based on his operations and strategy experience gained from the retail industry and his corporate finance expertise gained in the venture capital industry serving on the boards of directors of various technology companies.
Continuing Directors
The directors who are serving for terms that end following the Annual Meeting and their ages, occupations and length of service on our Board of Directors as of April 29, 2020 are provided in the table below and in the additional biographical descriptions set forth in the text below the table.

Name of Director	Age	Position	Director Since
Class I Directors:
Timothy Haley(1)(2)	65	Director	October 2010
Magdalena Yesil(1)*	61	Director	May 2017
Class III Directors:
Peter Fenton(3)	47	Director	December 2007
Kenneth A. Goldman(3)	70	Director	February 2016
Tien Tzuo	52	Chairman of the Board of Directors and Chief Executive Officer	November 2007
_____________________

*	Lead independent director

(1)	Member of the Nominating and Corporate Governance Committee

(2)	Member of the Compensation Committee

(3)	Member of the Audit Committee
Peter Fenton has served as a member of our Board of Directors since December 2007. Since 2006, Mr. Fenton has served as a General Partner of Benchmark Capital Partners, a venture capital firm. From 1999 to 2006, Mr. Fenton served as a Managing Partner at Accel Partners, a venture capital firm. Mr. Fenton currently serves on the boards of directors of Cloudera, Inc., Elastic N.V., New Relic, Inc., and several private companies. Mr. Fenton previously served on the boards of directors of Twitter, Inc. from February 2009 to May 2017, Zendesk, Inc. from March 2015 to November 2017, Hortonworks, Inc. (now a wholly owned subsidiary of Cloudera, Inc.) from July 2011 to January 2019, and Yelp, Inc. from September 2006 to March 2019. Mr. Fenton holds a B.A. in Philosophy and an M.B.A. from Stanford University. We believe Mr. Fenton is qualified to serve on our Board of Directors based on his extensive experience in the venture capital industry, his knowledge of technology companies, and his service on the boards of directors of various public and private companies.
Kenneth A. Goldman has served as a member of our Board of Directors since February 2016. Mr. Goldman has served as the President of Hillspire LLC, a wealth management service provider, since September 2017. From October 2012 to June 2017, Mr. Goldman served as the Chief Financial Officer of Yahoo! Inc. Prior to this, Mr. Goldman was the Senior Vice President and Chief Financial Officer of Fortinet Inc., a provider of threat management technologies, from 2007 to 2012. From 2006 to 2007, Mr. Goldman served as Executive Vice President and Chief Financial Officer of Dexterra, Inc., a mobile enterprise software company. From 2000 until 2006, Mr. Goldman served as Senior Vice President of Finance and Administration and Chief Financial Officer of Siebel Systems, Inc. Mr. Goldman served on the Financial Accounting Standards Board's (FASB) primary Advisory Council from December 1999 to December 2003. From January 2015 to December 2017, Mr. Goldman served for a three-year term as a member of the Public Company Accounting Oversight Board's (PCAOB) Standing Advisory Group. In July 2008, Mr. Goldman was appointed for a three-year term to the Sustainability Accounting Standards Board (SASB) Foundation, an independent nonprofit responsible for the funding and oversight of SASB. Mr. Goldman currently serves on the boards of directors of GoPro, Inc., NXP Semiconductor N.V., TriNet Group, Inc., RingCentral, Inc. and several private companies. In addition, he is a Trustee Emeritus on the board of trustees of Cornell University. Mr. Goldman holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from Harvard Business School. We believe Mr. Goldman is qualified to serve on our Board of Directors based on his experience serving on the boards of directors of numerous companies, his extensive executive experience, his prior experience as a member of the FASB's Advisory Council, and the PCAOB’s Standing Advisory Group. He provides our Board of Directors with a high level of expertise and significant leadership experience in the areas of finance, accounting, and audit oversight.

Timothy Haley has served as a member of our Board of Directors since October 2010. Mr. Haley is a Managing Director at Redpoint Ventures, a venture capital firm, which he co-founded in 1999. Prior to co-founding Redpoint Ventures, Mr. Haley was a Managing Director of Institutional Venture Partners, a venture capital firm. From 1986 to 1998, Mr. Haley was the President of Haley Associates, an executive recruiting firm in the high technology industry. Mr. Haley currently serves on the boards of directors of Netflix, Inc., 2U, Inc., and several private companies. Mr. Haley is also on the Board of Trustees of Santa Clara University. Mr. Haley holds a B.A. in Philosophy from Santa Clara University. We believe Mr. Haley is qualified to serve on our Board of Directors based on his strategic and financial experience. He has evaluated, invested in, and served as a board member of numerous companies. His executive recruiting background also provides our Board of Directors with insight into talent selection and management.
Tien Tzuo has served on our Board of Directors and as our Chief Executive Officer since November 2007 and as the Chairman of our Board of Directors since December 2017. Prior to joining us, Mr. Tzuo served as Chief Strategy Officer at salesforce.com, inc., a provider of customer relationship management software, from 2005 to 2008, and as Chief Marketing Officer from 2003 to 2005. Mr. Tzuo currently serves as a board member of Network for Good, Inc., and the Network for Good Donor Advised Fund. He holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from Stanford University. We believe that Mr. Tzuo is qualified to serve on our Board of Directors based on the industry perspective and experience that he brings as our founder, Chairman of our Board of Directors, and Chief Executive Officer.
Magdalena Yesil has served as a member of our Board of Directors since May 2017. She is the Executive Chair of Informed, Inc., an artificial intelligence software company serving the financial services industry, since April 2016. In 2010, Ms. Yesil co-founded Broadway Angels, an angel investment group. Ms. Yesil was also an early investor in salesforce.com, inc., and was a founding member of that company’s board of directors, where she served for more than five years. She was a General Partner at U.S. Venture Partners, a venture capital firm, from 1998 to 2006. Ms. Yesil founded MarketPay Associates, L.L.C., a software company, and served as its Chief Executive Officer and President from 1996 to 1997. She also co-founded and served as Vice President of Marketing and Technology of CYCH, Inc. (f/k/a CyberCash, Inc.), a secure electronic payment company. Ms. Yesil currently serves on the boards of directors of Smartsheet Inc. and several private companies. Ms. Yesil also served on the board of directors of RPX Corporation from March 2017 to June 2018. Ms. Yesil holds a B.S. in Industrial Engineering and Management Science and an M.S. in Electrical Engineering from Stanford University. We believe Ms. Yesil is qualified to serve on our Board of Directors based on her extensive experience as an investor in the technology industry and a founder of multiple technology companies, as well as her public and private company board experience.
There are no family relationships among our directors and executive officers.
Non-Employee Director Compensation Arrangements
Our Compensation Committee, after considering the information, analysis and recommendation provided by our independent compensation consultant, Compensia, including data regarding compensation paid to non-employee directors by companies in our compensation peer group (as described in “Compensation Discussion and Analysis - Peer Group Companies for Competitive Positioning”), evaluates the appropriate level and form of compensation for non-employee members of our Board of Directors and recommends changes to our Board of Directors when appropriate.
The compensation of our non-employee directors for fiscal 2020 is described below. Messrs. Fenton, Haley, Pressman and Volpi waived all cash and equity compensation payable to them for their service on our Board of Directors during fiscal 2020. We do not pay management directors for service on our Board of Directors.

Non-Employee Director Cash Compensation
Each non-employee director was entitled to receive an annual cash retainer for service on our Board of Directors and each Committee during fiscal 2020 as follows:

Director Position	FY20 Annual Cash Retainer ($)
Board of Directors:
Lead Independent Director(1)	15,000
Member	30,000
Committee Chairperson:
Audit Committee	20,000
Compensation Committee	10,500
Nominating and Corporate Governance Committee	7,500
Committee Member:
Audit Committee	7,500
Compensation Committee	5,000
Nominating and Corporate Governance Committee	3,500
_____________________

(1)	The Lead Independent Director retainer is in addition to the retainer for service as a member of the Board of Directors.
A non-employee director may annually elect to receive RSUs in lieu of cash compensation by making an irrevocable election on or prior to January 31 of each calendar year. The number of shares receivable upon such election is calculated by dividing the total amount of cash compensation payable to such director for such fiscal year by the closing price of our Class A common stock on February 1 of such fiscal year. These RSUs fully vest on January 31 following the year of grant, so long as the non-employee director continues to serve on our Board of Directors through such date, or, if earlier, upon the consummation of a corporate transaction (as defined in our 2018 Equity Incentive Plan (2018 Plan)).
Non-Employee Director Equity Compensation
In addition to the cash compensation described above, each non-employee director was entitled to receive RSUs under our 2018 Plan during fiscal 2020, as follows:
Initial Appointment RSU Grant. Each new non-employee director appointed to our Board of Directors would have been granted RSUs (Initial Appointment RSUs) on the date of his or her appointment with an aggregate value of $275,000 based on the closing price of our Class A common stock on the date of grant. The aggregate value of the Initial Appointment RSUs may be increased by our Chief Executive Officer in his sole discretion, provided that such value, when combined with other equity or cash compensation received by such new non-employee director, may not exceed $900,000 in the calendar year of initial appointment. Initial Appointment RSU awards vest with respect to one-third of the total number of RSUs subject to such award each year beginning on the anniversary of the date of grant, so long as the non-employee director continues to provide services to us through each vesting date. In addition, Initial Appointment RSUs fully vest upon the consummation of a corporate transaction (as defined in our 2018 Plan).

Annual RSU Grant. Each non-employee director who served on the Board of Directors for at least six months prior to the date of each annual meeting of stockholders, and who continued to serve on our Board of Directors following such annual meeting, was automatically granted RSUs (Annual RSUs) on the date of such annual meeting having an aggregate value of $150,000 based on the closing price of our Class A common stock on the date of grant. The Annual RSUs fully vest on the earlier of (i) the date of the following year’s annual meeting of stockholders and (ii) the anniversary of the date of grant, provided the non-employee director continues to provide services to us through such vesting date. In addition, the Annual RSUs fully vest upon the consummation of a corporate transaction (as defined in our 2018 Plan).
Each non-employee director serving on our Board of Directors on June 18, 2019, the date of our 2019 annual meeting, and who did not waive his or her right to compensation, was granted RSUs (2019 RSUs) having an aggregate value of $150,000 based on the closing price of our Class A common stock on the date of grant. The 2019 RSUs will fully vest on June 18, 2020.
Pursuant to the terms of our 2018 Plan, none of the equity awards described above may exceed $650,000 in a calendar year (or $900,000 in the calendar year of a non-employee director’s initial service on our Board of Directors), when combined with the cash compensation received by such non-employee director for service on our Board of Directors.
Fiscal 2020 Director Compensation
The following table provides information for fiscal 2020 regarding all compensation awarded to, earned by or paid to each person who served as a director for some portion or all of fiscal 2020, other than Mr. Tzuo, the Chairman of our Board of Directors and Chief Executive Officer. Mr. Tzuo is not included in the table below, as he is an employee and receives no compensation for his service as director. The compensation received by Mr. Tzuo as an employee is set forth in the "Executive Compensation" section below.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	Total ($)
Peter Fenton	—	—	—
Kenneth A. Goldman(3)	50,000	149,991	199,991
Timothy Haley	—	—	—
Jason Pressman	—	—	—
Michelangelo Volpi	—	—	—
Magdalena Yesil(4)	52,500	149,991	202,491
_____________________

(1)	Messrs. Fenton, Haley, Pressman and Volpi waived all cash and equity compensation payable to them for their service on our Board of Directors during fiscal 2020.

(2)
The amounts reported in this column represent the aggregate grant date fair value of RSU awards for Class A common stock made to directors in fiscal 2020, as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718 (ASC 718). These amounts reflect the accounting cost for these RSUs and do not represent the actual economic value that may be realized by the director. For information on the assumptions used to calculate the grant date fair value of the RSU awards, refer to Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2020.

(3)
As of January 31, 2020, Mr. Goldman held RSUs for 9,578 shares of our Class A common stock and options to purchase 75,000 shares of Class B common stock. The RSUs will fully vest on June 18, 2020. The stock option, which was granted before our initial public offering (IPO), vests over a four-year period at the rate of 1/16th of the shares underlying the option vesting quarterly following the February 1, 2016 vesting commencement date and expires up to ten years after the date of grant. The stock option is early exercisable and, in the event of a change in control, all of the unvested shares subject to the stock option will become immediately vested and exercisable as of the date immediately prior to the change in control. As of January 31, 2020, 15,625 shares of Class B common stock underlying the stock option were unvested. For Mr. Goldman's other holdings, please see footnote 9 to the table under "Security Ownership of Certain Beneficial Owners and Management" below.

(4)
As of January 31, 2020, Ms. Yesil held RSUs for 9,578 shares of our Class A common stock and options to purchase 101,561 shares of Class B common stock. The RSUs will fully vest on June 18, 2020. The stock option, which was granted prior to our IPO to purchase up to 125,000 shares of our Class B common stock, vests over a four-year period at the rate of 1/16th of the shares underlying the stock option quarterly following the May 23, 2017 vesting commencement date and expires up to ten years after the date of grant. The stock option is early exercisable and also provides that, in the event of a change in control, all of the unvested shares subject to the stock option will become immediately vested and exercisable as of the date immediately prior to the change in control. As of January 31, 2020, 46,872 shares of Class B common stock underlying the stock options were unvested.

Our Board of Directors recommends that you vote “FOR" the election of the nominee for Class II director

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
Our Audit Committee has selected KPMG LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for our fiscal year ending January 31, 2021 (fiscal 2021). KPMG LLP has audited our financial statements since 2011.
Our Audit Committee recommends that stockholders vote for ratification of its selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2021, which ratification requires the affirmative vote of a majority of the voting power of the shares present at the virtual Annual Meeting or represented by proxy at the Annual Meeting and voting "FOR" or "AGAINST" the matter. In the event that KPMG LLP is not ratified by our stockholders, the Audit Committee will review its future selection of KPMG LLP as our independent registered public accounting firm.
Representatives of KPMG LLP will be present at the Annual Meeting and will have an opportunity to make a statement at the Annual Meeting, if they desire to do so, and to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees and Services
We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our Audit Committee annually. In accordance with standard policy, KPMG LLP periodically rotates the individuals who are responsible for our audit.
In addition to performing the audit of our consolidated financial statements, KPMG LLP provided various other services during the fiscal years ended January 31, 2019 and 2020. Our Audit Committee has determined that KPMG LLP’s provision of these services, which are described below, does not impair KPMG LLP's independence from us. During the fiscal years ended January 31, 2019 and 2020, fees for services provided by KPMG LLP were as follows:

	FY2019	FY2020
Audit fees(1)	$1,173,000	$2,049,700
Tax fees(2)	28,000	34,300
Other fees(3)	1,780	1,780
Total fees	$1,202,780	$2,085,780
_____________________

(1)
“Audit fees” include fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; comfort letters, consents and assistance with and review of documents filed with the SEC and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).

(2)
"Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible tax services, including technical tax advice related to federal and state income tax matters, assistance with sales tax and assistance with tax audits.

(3)	"Other fees" include fees for services other than the services reported in audit fees, audit-related fees, and tax fees. These fees relate to our subscription to KPMG LLP’s accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, the scope of services provided by the independent registered public accounting firm and the fees for the services to be performed. In addition, the Audit Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services up to $50,000 per service matter or project, subject to ratification by the Audit Committee at its next regularly scheduled quarterly meeting following such approval. Services that require pre-approval include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
All of the services relating to the fees described in the table above were approved by our Audit Committee.
Our Board of Directors recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2021

PROPOSAL NO. 3:

NON-BINDING ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the rules of the SEC, we are providing stockholders with an opportunity to make a non-binding, advisory vote on the compensation of our Named Executive Officers. This non-binding advisory vote is commonly referred to as a "say on pay" vote. The non-binding advisory vote on the compensation of our Named Executive Officers, as disclosed in this Proxy Statement, will be determined by the vote of a majority of the voting power of the shares present at the virtual Annual Meeting or represented by proxy at the Annual Meeting and voting "FOR or "AGAINST" on the matter.

Stockholders are urged to read the "Executive Compensation" section of the Proxy Statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our Named Executive Officers. Our Compensation Committee and Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals. Accordingly, we ask our stockholders to vote "FOR" the following resolution at the Annual Meeting.

"RESOLVED, that our stockholders approve, on a non-binding advisory basis, the compensation of the Named Executive Officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion and the other related disclosures.”

As an advisory vote, this proposal is not binding. However, our Board of Directors and Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Our Board of Directors recommends that you vote “FOR” the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers

PROPOSAL NO. 4:

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING ADVISORY
VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the rules of the SEC, we are providing our stockholders with an opportunity to make a non-binding, advisory vote on the frequency of future non-binding advisory votes on the compensation of our Named Executive Officers. This non-binding advisory vote must be submitted to stockholders at least once every six years.

You have four choices for voting on this proposal. You can choose whether future non-binding advisory votes on the compensation of our Named Executive Officers should be conducted every “ONE YEAR,” “TWO YEARS,” or “THREE YEARS.” You may also “ABSTAIN” from voting. The frequency that receives the greatest number of votes cast by stockholders on this matter at the meeting will be deemed to be the preferred frequency option of our stockholders.

After careful consideration, our Board of Directors recommends that future non-binding advisory votes on the compensation of our Named Executive Officers be held every year so that stockholders may express annually their views on our executive compensation program.

Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation. Instead, stockholders may indicate their preference regarding the frequency of future non-binding advisory votes on the compensation of our Named Executive Officers by selecting one year, two years or three years. Stockholders that do not have a preference regarding the frequency of future advisory votes may abstain from voting on the proposal.

As an advisory vote, this proposal is not binding. However, our Board of Directors and Compensation Committee value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of holding future non-binding advisory votes on the compensation of our Named Executive Officers.

Our Board of Directors recommends to hold future non-binding votes on the compensation of our Named Executive Officers every "ONE YEAR"

EXECUTIVE OFFICERS

The following sets forth certain information regarding our current executive officers as of April 29, 2020:

Name	Age	Position(s)
Tien Tzuo	52	Chairman of the Board of Directors and Chief Executive Officer
Paolo Battaglini(1)	51	Interim Chief Financial Officer
Robert J. E. Traube	53	Chief Revenue Officer
Jennifer W. Pileggi	55	Senior Vice President, General Counsel, and Secretary
Brent R. Cromley, Jr.	51	Senior Vice President, Technology
_____________________

(1)	Mr. Battaglini began serving as our interim Chief Financial Officer in April 2020 upon the effectiveness of Mr. Sloat's resignation from his position as Chief Financial Officer on April 5, 2020.

Tien Tzuo's biography is set forth in the section titled "Proposal 1: Election of Directors" above.

Paolo Battaglini has served as our interim Chief Financial Officer since April 2020, and as our Vice President, Chief Accounting Officer since March 2016. Before joining Zuora, he served as Vice President, Corporate Controller at Actuate Corporation (acquired by OpenText Corporation in 2015) from February 2004 to November 2015.  Previously, he served as Vice President, Controller at Liberate Technologies from 1997 to 2003 and held senior finance positions at Oracle Corporation from 1993 to 1997. He served as a senior auditor for Arthur Anderson LLP from 1990 to 1993. Mr. Battaglini holds an M.B.A. and B.S. in Finance from Santa Clara University.

Robert J. E. Traube has served as our Chief Revenue Officer since October 2019. Prior to joining us, Mr. Traube served as Vice President, Strategic and Vertical Accounts, North America at Adobe Inc., a computer software company, from December 2012 to October 2019, and as its Vice President, Industry Strategy and Marketing, Digital Marketing from January 2010 to November 2012. Previously, he held executive sales positions at Mercado Software and Omniture, Inc., and served in a senior business development role at ClickSoftware Technologies Ltd. Mr. Traube holds a B.Eng. in Production Engineering from the University of Nottingham and an M.B.A. from Cass Business School at City, University of London.

Jennifer W. Pileggi has served as our Senior Vice President, General Counsel, and Corporate Secretary since June 2015. Prior to joining us, Ms. Pileggi served as Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary at Silicon Graphics International Corp., a high-performance computing server manufacturer, from September 2011 to May 2015. Prior to that, she served as Executive Vice President, General Counsel, Chief Privacy Officer, and Corporate Secretary at Conway Inc., a transportation and supply chain solutions company. Ms. Pileggi holds a B.A. from Yale University and a J.D. from New York University.

Brent R. Cromley, Jr. has served as our Senior Vice President of Technology since September 2015. Prior to joining us, Mr. Cromley served as Chief Technology Officer at Zappos.com, Inc., an online retailer that was acquired by Amazon.com, Inc., from November 2013 to June 2015, as Vice President of Technology from October 2011 to November 2013, and as Senior Director of Engineering from January 2007 to October 2011. Mr. Cromley holds a B.A. in computer science from Dartmouth College.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis describes the philosophy, objectives, and structure of our compensation program for our “named executive officers” (referred to in this Proxy Statement as “Named Executive Officers” or “NEOs”) for our fiscal year ended January 31, 2020 (fiscal 2020). For fiscal 2020, our Named Executive Officers were our CEO, former CFO, the three other most highly compensated executive officers, and our former President, as listed below:

Name	Position
Tien Tzuo	Chairman of the Board of Directors and Chief Executive Officer
Tyler Sloat(1)	Former Chief Financial Officer
Robbie Traube(2)	Chief Revenue Officer
Jennifer Pileggi	Senior Vice President, General Counsel & Corporate Secretary
Brent Cromley	Senior Vice President, Technology
Marc Diouane(3)	Former President

(1) Mr. Sloat resigned from his position as Chief Financial Officer effective on April 5, 2020.
(2) Mr. Traube joined our company as our Chief Revenue Officer on October 30, 2019.
(3) Mr. Diouane transitioned from his role as our President in May 2019 and served as an employee until June 14, 2019, continuing to provide advisory and consulting services to us until early December 2019. He is included as a Named Executive Officer for fiscal 2020 as required by SEC rules.

Executive Summary

Fiscal 2020 Financial Performance Highlights

•	Subscription revenue was $206.6 million in fiscal 2020, an increase of $41.8 million, or 25%, compared to fiscal 2019.

•	Total revenue was $276.1 million in fiscal 2020, an increase of $41.1 million, or 17%, compared to fiscal 2019.

•	Total cost of revenue was $134.2 million, or 49% of total revenue, in fiscal 2020 compared to $116.6 million, or 50% of total revenue, in fiscal 2019.

•	Loss from operations was $85.7 million, or 31% of total revenue, in fiscal 2020 compared to a loss of $70.4 million, or 30% of total revenue, in fiscal 2019.

Fiscal 2020 Executive Compensation Highlights

The Compensation Committee has structured our executive compensation program to ensure that our Named Executive Officers are compensated in a manner consistent with competitive pay practices and aligned with stockholder interests. Our overall compensation program consists of three components: base salary, cash incentive bonus, and long-term equity incentive compensation. Following are highlights of key compensation actions that were taken with respect to our Named Executive Officers for fiscal 2020:

•
Base Salaries. Consistent with our intended approach to provide compensation competitive with peer group companies, the annual base salaries of our Named Executive Officers were increased in February 2019 between approximately 4% to 18% compared to fiscal 2019 levels. With these increases, the annual base salaries of our Named Executive Officers were set at approximately the 50th percentile of our compensation peer group companies, except for Mr. Tzuo. Mr. Tzuo’ s base salary remains below the 50th percentile and his long-term equity incentives comprise a larger portion of this total target compensation because he, the Compensation Committee and the Board believe his equity compensation should represent a significant amount of his total compensation to align his interests with our stockholders.

•
Cash Incentive Targets and Bonuses. The Compensation Committee increased the annual cash incentive target as a percentage of base salary for our Named Executive Officers. The cash incentive adjustments reflect executive cash compensation levels that are more consistent with our compensation peer group. The actual cash incentive compensation payments made to our Named Executive Officers for fiscal 2020 represented, on average, 51.3% of their target cash bonus opportunities (excluding Messrs. Tzuo and Traube). This 51.3% average payment reflects amounts earned pursuant to our fiscal 2020 metrics plus a discretionary bonus of approximately 72% of each Named Executive Officer’s (other than Mr. Tzuo’s) fourth quarter bonus target that the Compensation Committee elected to pay to recognize contributions made by members of our executive management team who report to our CEO (Ecomm Members), including the Named Executive Officers, to our strong sales performance during the fourth quarter, and in order to promote retention of these officers. Mr. Tzuo recommended that he not receive the discretionary incremental bonus payment, and as a result, his cash incentive bonus for the fourth quarter of fiscal 2020 was paid out at 28% of his target bonus for the quarter. Mr. Traube’s fourth quarter fiscal 2020 bonus was fixed at target achievement due to his employment commencing late in the fiscal year and in order to incentivize him to join Zuora.

•
Long-Term Equity Incentive Compensation. Our Named Executive Officers were granted long-term incentive compensation in fiscal 2020 in the form of options to purchase shares of our Class A common stock and, for the first time, restricted stock units (RSUs), except for our CEO who received only an option to purchase shares of our Class A common stock. Stock option grants support the achievement of strong share price growth and RSU grants serve to align the interests of management and our stockholders and act as an important retention mechanism. The RSUs and options vest over four years, provided the executive continues to provide services to Zuora through each vesting date. The Compensation Committee's practice is to generally grant RSUs and options to our executive team with an approximately equal fair market value, which in fiscal 2020 resulted in one RSU share being granted for every two option shares. The aggregate grant date fair value of awards granted to our NEOs, except our CEO, ranged from $459,576 to $5,020,968. In determining the size of the equity awards granted to our executive officers, the Compensation Committee took into consideration the recommendations of our CEO (except with respect to his own equity award) and other factors, including the comparative awards granted to similar positions at our peer companies, the performance and expected performance of the executive officer, and the existing equity holdings of each executive officer. Our CEO received an option during fiscal year 2020 that had an aggregate grant date fair value of $2,989,000. These awards represent the first equity grants to our NEOs since our IPO in April 2018.

•
Executive Management Transitions. Mr. Diouane transitioned from his role as our President, heading the sales organization, in May 2019 and served as an employee until June 14, 2019, continuing to provide advisory and consulting services until early December 2019. In October 2019, Mr. Traube joined Zuora as our Chief Revenue Officer. Mr. Traube's biography is set forth above in the "Executive Officers" section and his compensation is described below. In addition, effective April 5, 2020, Mr. Sloat resigned as our Chief Financial Officer and Paolo Battaglini was appointed as our interim Chief Financial Officer. Mr. Battaglini's biography is set forth above in the "Executive Officers" section and his compensation will be disclosed in our proxy statement for our 2021 annual meeting of stockholders.

Pay-for-Performance Alignment
We believe our executive compensation program is reasonable and competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining a talented leadership team and to appropriately award them for their contributions to the business. To ensure our executive officers’ interests are aligned with those of our stockholders, a significant portion of their target total direct cash compensation opportunity each year is “at-

risk” and will vary above or below target levels commensurate with our corporate and financial performance. In addition, our Named Executive Officers receive a substantial amount of equity compensation in the form of RSUs and options that further strengthen the long-term alignment with the interests of our stockholders. In the case of our CEO, his fiscal 2020 equity award was delivered entirely in the form of stock options that will only deliver realized compensation in the event our share price appreciates over time. Our CEO's all-option equity structure is inherently performance-based and is intended to align with the long-term interests of our stockholders.

We emphasize at-risk compensation that appropriately rewards our executive officers for delivering financial, operational, and strategic results tied to pre-established goals. In addition, our variable programs provide the opportunity for more significant rewards for exceeding these goals, through our cash bonus plan, as well as the options and RSU awards. The following charts show the percentages of target variable pay versus target fixed pay for our Chief Executive Officer and our other Named Executive Officers in fiscal 2020:

The percentages in the charts above represent the target compensation for the CEO and the average target compensation for the other Named Executive Officers, except for Mr. Traube, for fiscal 2020. Long-term equity incentive compensation represents the ASC 718 value that is set forth in the Summary Compensation Table.

Governance Policies and Practices

Our Compensation Committee maintains several policies and practices that assist in oversight of our executive compensation program. In addition, the Compensation Committee evaluates our executive compensation program on at least an annual basis to ensure that it is consistent with our short-term and long-term goals, given the dynamic nature of our business and the market in which we compete for executive talent.

The following summarizes our executive compensation and related policies and practices:

What we do	What we don’t do
☑  Maintain an Independent Compensation Committee. Our Compensation Committee is comprised solely of independent directors who determine our executive compensation strategy.

☑  Maintain an Independent Compensation Committee Advisor. The Compensation Committee engages and retains its own advisors. During fiscal 2020, the Compensation Committee engaged Compensia, Inc. to assist with its responsibilities. Compensia performs no consulting or other services for Zuora.

☑  Conduct Annual Compensation Review. The Compensation Committee conducts an annual review of our executive compensation philosophy and strategy, including a review of the compensation peer group used for comparative purposes.

☑  Perform Annual Compensation-Related Risk Assessment. We conduct an annual evaluation of our compensation programs, policies, and practices to ensure that they reflect an appropriate level of risk-taking, and do not encourage our employees to take excessive or unnecessary risks that could have a material adverse impact on us.

☑  Pay-for-Performance Philosophy. Our cash incentive compensation program for executives is based on our achievement of performance metrics.

☑  Emphasize Long-Term Equity Compensation. The Compensation Committee uses equity awards primarily with multi-year vesting requirements to deliver long-term incentive compensation opportunities to our executive officers, including our Named Executive Officers, that aligns their interests directly with our stockholders.

☑  Maintain Stock Ownership Guidelines. We maintain a stock ownership guidelines for our members of our Board of Directors and executive officers, including our Named Executive Officers, which requires each of them to own a specified amount of our common stock, by no later than August 2024, or if later, five years of becoming an executive officer.

☑  Maximum Payout Cap. Our Fiscal 2020 Bonus Plan contains maximum payout caps to avoid excessive incentive compensation payments to our NEOs.

☑  Limit on Non-employee Director Awards. We use automatic annual RSU awards to non-employee directors based on a fixed dollar value, as well as a maximum annual total compensation limit for our non-employee directors of $650,000 (or $900,000 in their initial year as a member of our Board of Directors).

☒  No Executive Retirement Plans. We do not offer pension arrangements or retirement plans or arrangements with our Named Executive Officers that are different from or in addition to those offered to our other employees.

☒  No Excise Tax “Gross-Ups” or Payments. We do not provide any “gross-ups” or tax payments that our employees might owe as a result of the application of Sections 280G or 4999 of the Tax Code.

☒  No Special Welfare or Health Benefits. While our Named Executive Officers participate in broad-based company-sponsored health and welfare benefit programs on the same basis as our other full-time, salaried employees, we do not provide them with any special welfare or health benefits.

☒  Do Not Permit Hedging or Short Sales. We prohibit employees, including our executive officers, and the non-employee members of our board of directors from engaging in certain transactions or arrangements that are intended to increase in value based on a decrease in value of Zuora securities, such as short sales or put options.

☒  Do Not Permit Pledging. We prohibit our executive officers and the non-employee members of our board of directors from holding our securities in a margin account or pledging our securities as collateral for a loan, unless it can be demonstrated that the pledgee has the financial capacity to repay the loan without resort to pledged securities, subject to approval by our compliance officer.

☒  No “Single-Trigger” Change in Control Arrangements. The post-employment compensation arrangements for our executive officers, including our NEOs, do not provide for single trigger accelerated vesting upon a change in control.

☒  No Excessive Perks. We generally do not provide any executive-specific perquisites to our NEOs.

Compensation Philosophy and Guiding Principles

We have designed our executive compensation program to reward our executive officers, including our Named Executive Officers, at a level consistent with our overall strategic and financial performance and to provide remuneration sufficient to attract, retain, and motivate them to exert their best efforts in the highly-competitive, technology-oriented environments in which we operate. We believe that competitive compensation packages consisting of a combination of base salaries, annual cash bonus opportunities, and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period, enable us to attract top talent, motivate successful short-term and long-term performance, satisfy our retention objectives, and align the compensation of our executive officers with our performance and long-term value creation for our stockholders.

The Compensation Committee annually reviews and analyzes market trends and the prevalence of various compensation delivery vehicles and adjusts the design and operation of our executive compensation program from time to time as it deems necessary and appropriate. In designing and implementing the various elements of our executive compensation program, the Compensation Committee considers market and industry practices. While the Compensation Committee considers a multitude of factors in its deliberations, it places no formal weighting on any one factor.

As we continue to grow, the Compensation Committee will evaluate our compensation philosophy and program objectives as circumstances require. At a minimum, we expect the Compensation Committee to review executive compensation annually.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee, among its other responsibilities, establishes our overall compensation philosophy and reviews and approves our executive compensation program, including the specific compensation of our executive officers, including our Named Executive Officers, except for our CEO, where the Compensation Committee makes recommendations to the Board and the Board makes the final determination of the CEO's compensation. The Compensation Committee has the authority to retain special counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities to determine the compensation of our executive officers. The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted.

While the Compensation Committee determines our overall compensation philosophy and approves the compensation of our executive officers, it relies on its independent compensation consultant, Compensia, and legal counsel, as well as our CEO, our Senior Vice President, ZEO Success, and our executive compensation staff to formulate recommendations with respect to specific compensation actions. The Compensation Committee makes all final decisions regarding compensation levels and design, including base salaries, target annual cash bonus opportunities, actual cash bonus payments, and long-term incentives in the form of equity awards, for our Named Executive Officers, except for our CEO. For our CEO, the Compensation Committee provides a recommendation to the Board of Directors and the Board makes the final determination of the CEO’s compensation. The Compensation Committee meets on a regularly-scheduled basis and at other times as needed. The Compensation Committee periodically reviews compensation matters, including those pertaining to our CEO, with our Board of Directors.

At the beginning of each fiscal year, the Compensation Committee reviews our executive compensation program, including any incentive compensation plans and arrangements, to assess whether our compensation elements, actions, and decisions (i) are properly coordinated, (ii) are aligned with our values and corporate goals, (iii) provide appropriate short-term and long-term incentives for our executive officers, (iv) achieve their intended purposes, (v) are competitive with the compensation of executives in comparable positions at the companies with which we compete for executive talent, and (vi) align the interests of our executive officers with our stockholders. Following this assessment, the Compensation Committee makes any necessary or appropriate modifications to our existing plans and arrangements or adopts new plans or arrangements.

The Compensation Committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and achieving our desired objectives. Further, the Compensation Committee reviews market trends and changes in competitive compensation practices, as further described below. Based on its review and assessment, the Compensation Committee determines changes to our executive compensation program and, from time to time, recommends changes in our executive compensation program to our Board of Directors.

The factors considered by the Compensation Committee in determining the compensation of our executive officers, including our Named Executive Officers, for fiscal 2020 included:

•	the recommendations of our CEO (except with respect to his own compensation);

•	our corporate growth and other elements of financial performance, including our strong sales performance in the fourth quarter;

•	our corporate achievements against one or more short-term and long-term performance objectives;

•	the need to retain executives for competitive purposes;

•	a review of the relevant competitive market analysis prepared by its independent compensation consultants and advisors;

•	the expected future contribution of the individual executive officer;

•	historical compensation awards we have made to our executive officers; and

•	internal pay equity based on the impact on our business and performance.

The Compensation Committee did not weigh these factors in any predetermined manner, nor did it apply any formulas in making its decisions. The members of the Compensation Committee considered this information in light of their individual experience, knowledge of our company, knowledge of each executive officer, knowledge of the competitive market, and business judgment in making their decisions regarding executive compensation and our executive compensation program.

As part of this process, the Compensation Committee also evaluates the performance of our CEO each year and makes a recommendation to the Board of Directors for his base salary adjustments, target annual cash bonus opportunities, actual cash bonus payments, and long-term incentives in the form of equity awards. The Board of Directors makes the final determination and approval of our CEO’s compensation.

Role of our CEO

Our CEO works closely with the Compensation Committee in determining the compensation of our other executive officers, including the other Named Executive Officers. Typically, our CEO works with the Compensation Committee to recommend the structure of the annual bonus plan, and to identify and develop corporate performance objectives for such plan, and to evaluate actual performance against the selected measures. Our CEO also makes recommendations to the Compensation Committee as described in the following paragraph and is involved in the determination of compensation for the respective executive officers who report to him.

At the beginning of each year, our CEO reviews the performance of our other executive officers, including the other Named Executive Officers, for the previous year, and then shares these evaluations with, and makes recommendations to, the Compensation Committee for each element of compensation. Using his subjective evaluation of each executive officer’s performance and taking into consideration historical compensation awards to our executive officers and our corporate performance during the preceding year, our CEO provides recommendations to the Compensation Committee on various compensation matters for the other Named Executive Officers, including on base salary adjustments, target annual cash incentive bonus percentages, actual bonus payments, and long-term incentives in the form of equity awards. The Compensation Committee then reviews these recommendations and considers the other factors described above, including market data, analysis and recommendations provided by Compensia, and makes decisions as to the target total direct compensation of each executive officer (other than our CEO).

While the Compensation Committee considers our CEO’s recommendations, as well as the competitive market analysis prepared by its compensation consultant, these recommendations and market data serve as only two of several factors in making its decisions with respect to the compensation of our executive officers. Ultimately, the Compensation Committee applies its own business judgment and experience to determine the individual compensation elements and amount of each element for our executive officers. Moreover, no executive officer participates in the determination of the amounts or elements of his or her own compensation.

Role of Compensation Consultant

Pursuant to its charter, the Compensation Committee has the authority to engage its own legal counsel and other advisors, including compensation consultants, as it determines in its sole discretion, to assist in carrying out its responsibilities. The Compensation Committee makes all determinations regarding the engagement, fees, and services of these advisors, and any such advisor reports directly to the Compensation Committee.

Pursuant to this authority, the Compensation Committee has engaged Compensia, Inc., a national compensation consulting firm, to provide information, analysis, and other assistance relating to our executive compensation program on an ongoing basis. The nature and scope of the services Compensia provided to the Compensation Committee were as follows:

•	developed and subsequently updated the compensation peer group;

•	provided advice with respect to compensation best practices and market trends for executive officers and members of our Board of Directors;

•	conducted an analysis of the levels of overall compensation and each element of compensation for of our executive officers;

•	conducted an analysis of the levels of overall compensation and each element of compensation for the members of our Board of Directors; and

•	provided ad hoc advice and support throughout the year.

Representatives of Compensia attend meetings of the Compensation Committee as requested and also communicate with the Compensation Committee outside of meetings. Compensia reports to the Compensation Committee rather than to management, although Compensia may meet with members of management, including our CEO and members of our executive compensation staff, for purposes of gathering information on proposals that management may make to the Compensation Committee. During fiscal 2020, Compensia met with various executive officers to collect data and obtain management’s perspective on various executive compensation proposals.

The Compensation Committee may replace its compensation consultant or hire additional advisors at any time. Compensia has not provided any other services to us and has received no compensation other than with respect to the services described above.

The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the various factors as set forth in Exchange Act Rule 10C-1 and the enhanced independence standards and factors set forth in the applicable listing standards of the New York Stock Exchange, and has concluded that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee has not raised any conflict of interest.

Peer Group Companies for Competitive Positioning

For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of comparable technology companies. In October 2018 (fiscal 2019), the Compensation Committee, with the assistance of Compensia, developed and approved the following compensation peer group for purposes of understanding the competitive market for executive talent for the purposes of fiscal 2020 compensation decisions:

Fiscal 2020 Peer Group Companies
Alteryx	DocuSign	Okta
AppFolio	Ellie Mae	Q2 Holdings
Apptio	Five9	Smartsheet
BlackLine	Hortonworks	SPS Commerce
Box	Hubspot	Twilio
Cloudera	Instructure	Workiva
Cornerstone OnDemand	MINDBODY	Zendesk
Coupa Software	New Relic

The companies in this compensation peer group were selected on the basis of their similarity to us in terms of industry and financial characteristics, as determined using the following criteria:

•	similar revenue size: ~0.5x to ~2.5x of $206 million (the total of our four fiscal quarters’ revenue immediately preceding October 2018)

•	similar market capitalization: ~0.25x to ~4.0x our approximate market capitalization in September 2018 of approximately $3.0 billion

•	similar business model and/or product: software-as-a-service business model (with a focus on enterprise software)

•	headquartered in the United States, with a preference for companies headquartered in San Francisco Bay Area

•	preference for high annual revenue growth companies

•	preference for companies who completed an IPO around the time of our IPO.

When determining appropriate fiscal 2020 compensation levels, the Compensation Committee used this compensation peer group as a reference for understanding the compensation practices of companies in our industry sector.

To analyze the compensation practices of the companies in our compensation peer group, Compensia gathered data for the peer group companies from public filings and also used information drawn from the Radford’s Global Technology Survey & Global Sales Survey. This market data was then used as a reference point for the Compensation Committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.

The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition as necessary or appropriate, taking into account changes in both our business and the businesses of the companies in the compensation peer group.

Compensation Elements

In fiscal 2020, the three primary elements of our executive compensation program were: (1) base salary, (2) cash incentive bonus, and (3) long-term equity incentive awards as described below:

Compensation Element	What this Element Rewards	Purpose and Key Features of Element
Base salary	Individual performance, level of experience, expected future performance and contributions
Provides competitive level of fixed compensation determined by the market value of the position, with actual base salaries established based on the facts and circumstances of each executive officer and each individual position

Annual cash bonuses	Achievement of pre-established corporate objectives for fiscal 2020	Motivate executive officers to achieve or exceed our corporate and financial short-term goals that are aligned with stockholders' interests.
Long-Term incentives
Achievement of corporate objectives designed to enhance long-term stockholder value and attract, retain, motivate, and reward executive officers over extended periods for achieving important corporate objectives.

Annual equity awards that vest over four years and provide a variable “at risk” pay opportunity. Because the ultimate value of these equity awards is directly related to the market price of our common stock, and the awards are only earned over an extended period of time subject to vesting, they serve to focus management on the creation and maintenance of long-term stockholder value.

Our executive officers also participate in the standard employee benefit plans available to most of our employees. In addition, our executive officers are eligible for modest post-employment (severance and change in control) payments and benefits under certain circumstances.

Each of these compensation elements is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation and a discussion of the amounts of compensation paid to our executive officers, including our Named Executive Officers, in fiscal 2020 under each of these elements.

Base Salary

We believe that a competitive base salary is a necessary element of our executive compensation program so that we can attract and retain a stable management team. Base salaries for our executive officers are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable across the executive team.

Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, and the base salaries of our other executive officers.

Thereafter, the Compensation Committee reviews the base salaries of our executive officers, including our Named Executive Officers, annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

In fiscal 2020, the Compensation Committee reviewed the base salaries of our executive officers, taking into consideration a competitive market analysis performed by Compensia and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described above. Consistent with our intended approach to provide compensation competitive with peer group companies, the annual base salaries of our Named Executive Officers were increased in February 2019 between approximately 4% to 18% compared to fiscal 2019 levels. With these increases, the annual base salaries of our Named Executive Officers were set at approximately the 50th percentile of our compensation peer group companies, except for Mr. Tzuo. Mr. Tzuo’ s base salary remains below the 50th percentile and his long-term equity incentives comprise a larger portion of this total target compensation because he, the Compensation Committee and the Board believe his equity compensation should represent a significant amount of his total compensation to align his interests with our stockholders. Following this review, the Compensation Committee set the base salaries of our executive officers at levels that it believed were appropriate to maintain their competitiveness. The base salaries of our Named Executive Officers for fiscal 2020 were as follows:

Base Salaries for Fiscal 2020 vs. Fiscal 2019
Name	Fiscal 2019 Base Salary	Fiscal 2020 Base Salary(1)	Percentage Increase
Mr. Tzuo	$350,000	$365,000	4.3%
Mr. Sloat	$350,000	$365,000	4.3%
Mr. Traube(2)	—	$375,000	—%
Ms. Pileggi(3)	$275,000	$325,000	18.2%
Mr. Cromley	$300,000	$325,000	8.3%
Mr. Diouane(4)	$350,000	$365,000	4.3%
(1) The increases to the base salaries of Messrs. Tzuo, Sloat, Cromley and Diouane and Ms. Pileggi were effective February 1, 2019.
(2) Mr. Traube’s employment commenced on October 30, 2019. The amount set forth above reflects his starting annual base salary as set forth in his offer letter. Because his base salary was prorated based on his start date, the salary earned by him for fiscal 2020 as reflected in our Summary Compensation Table differs from the amount set forth above.
(3) In connection with its periodic review of executive compensation in February 2019, the Compensation Committee determined that Ms. Pileggi's base salary was substantially below market and increased her base salary to better align with compensation provided for similar positions by companies in our compensation peer group.
(4) Mr. Diouane’s last day of employment with us was June 14, 2019. Because his base salary was prorated to his termination date, the salary earned by him in fiscal 2020, as reflected in our Summary Compensation Table, differs from the amount set forth above.

The actual base salaries of our Named Executive Officers during fiscal 2020 are set forth in the Summary Compensation Table below.

We typically conduct our annual review process for employees in the first quarter of each fiscal year and make merit-based adjustments to employee compensation, where appropriate. As of the date of this proxy, for fiscal 2021, as a prudent cost-saving measure and to preserve cash given uncertainties in economic and market conditions due to the current COVID-19 pandemic, our CEO and executive management team decided in April 2020 to not provide any merit-based increases to base salaries generally company-wide at that time. Accordingly, the Compensation Committee has not approved any base salary increases for the Named Executive Officers for fiscal 2021. As we continue to evaluate the impact of the COVID-19 pandemic, we may make additional changes to the fiscal 2021 compensation for our executive officers.

Sign-on Bonus for Mr. Traube

We provide sign-on bonuses when necessary and appropriate to advance Zuora’s and our stockholders’ interests, including to attract top executive-level talent from other companies. Sign-on bonuses are an effective means of offsetting the compensation opportunities an executive forfeits when he or she leaves a former employer to join our company.

Mr. Traube received a one-time sign-on bonus in connection with his hiring as our Chief Revenue Officer, equal to $500,000. Mr. Traube’s sign-on bonus was paid upon commencement of his employment with Zuora, and the after-tax portion received by Mr. Traube is subject to reimbursement by Mr. Traube if he voluntarily terminates his employment with us prior to October 30, 2020.

Cash Incentive Plan

We use annual bonuses paid to motivate our executive officers, including our Named Executive Officers, to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual bonuses are intended to help us deliver a competitive total direct compensation opportunity to our executive officers. Annual cash bonuses are entirely performance-based, are not guaranteed, and may vary materially from year-to-year.

In February 2019, our Compensation Committee reviewed and approved the terms and conditions of our Cash Incentive Plan that provides the framework for establishing bonus plans each fiscal year for selected employees, including our Named Executive Officers. The Compensation Committee administers the Cash Incentive Plan and may delegate its administrative authority to our Senior Vice President of ZEO Success and Chief Financial Officer (referred to as the “Executive Administrators”) for all employees, except for our Ecomm Members.

The Compensation Committee has the sole discretion to determine with respect to executive officers and/or Ecomm Members: (a) the performance goals applicable to executive officers under the Cash Incentive Plan, which may include objective measures, subjective measures and any other measures determined by the Compensation Committee, including measures related to our company or the participant, and (b) the performance period applicable for goals under the Cash Incentive Plan, which performance periods may be different for different goals and that may be more or less than a fiscal year, e.g., quarterly or semi-annual performance periods.

The Compensation Committee and, as applicable, the Executive Administrators have the authority to determine the individual amounts paid to participants under the Cash Incentive Plan, including pro-rating payments for participants who were eligible during only a portion of a performance period. Any and all amounts owing to participants are earned on the date of payment and not sooner, and any employee who terminates employment with us before the date a payout is made under the Cash Incentive Plan, whether termination is voluntary or involuntary, will not earn any such cash incentive amount unless otherwise determined by the Compensation Committee or Executive Administrators, as applicable.

Fiscal 2020 Bonus Plan

Under the Cash Incentive Plan, the Compensation Committee approved the fiscal 2020 bonus plan (Fiscal 2020 Bonus Plan), which included approving the target bonus percentages for each of our Ecomm Members, including our Named Executive Officers, and the performance metrics for quarterly incentive bonus payouts during fiscal 2020.

Fiscal 2020 Target Bonus Percentages for NEOs

For fiscal 2020, the Compensation Committee, after consulting with Compensia and reviewing comparative data of the percentages of pay that is at risk for various officers at companies in our compensation peer group, approved the following annual cash bonus target opportunities for each of our Named Executive Officers under the Fiscal 2020 Bonus Plan, expressed as a percentage of his or her annual base salary:

Target Bonus Percentages for Fiscal 2020 vs. Fiscal 2019
Name	Target Annual Cash Bonus Opportunity		Fiscal 2020 Target Annual Cash Bonus Opportunity ($)(1)
	2019	2020
Mr. Tzuo	50%	60%	$219,000
Mr. Sloat	50%	60%	$219,000
Mr. Traube(2)	—%	100%	$93,750
Ms. Pileggi	40%	50%	$162,500
Mr. Cromley	40%	50%	$162,500
Mr. Diouane	80%	100%	$136,875

(1) The fiscal 2020 target annual cash bonus opportunities reflect increases to the base salaries of Messrs. Tzuo, Sloat, Cromley and Diouane and Ms. Pileggi effective on February 1, 2019. The fiscal 2020 target annual cash bonus opportunities listed above for Mr. Traube reflects the amount he is entitled to receive pursuant to the terms of his offer letter, and the amount for Mr. Diouane reflects the portion his salary earned in fiscal 2020. That is, Mr. Diouane’s base salary for fiscal 2020 was $365,000; however, he had earned only $136,875 at the time he ceased being an employee in June 2019.
(2) Mr Traube joined us shortly prior to the start of our 2020 fourth fiscal quarter. As noted in the table above and as set forth in his offer letter, Mr. Traube received 100% of his target fiscal bonus for the fourth quarter of fiscal 2020.

Fiscal 2020 Performance Metrics

The Compensation Committee selected annual recurring revenue (ARR), Growth Efficiency Index (GEI) and recurring profit margin (Profit Margin) as the performance metrics for our Fiscal 2020 Bonus Plan. Our Compensation Committee chose these measures because it believes that they are indicators of financial success and stockholder value creation, and appropriately aligned management’s focus on corporate performance during fiscal 2020 that was in the best interests of our stockholders. The following definitions applied to the Fiscal 2020 Bonus Plan:

•
“ARR,” which was based on our net incremental annual recurring revenue, is calculated on a quarter-to-quarter basis to measure our sales growth. For this purpose, we define ARR as the revenue we would contractually expect to receive from those customers over the following 12 months, without any increase or reduction in any of their subscriptions.

•
“GEI,” which was based on our trailing twelve month non-GAAP sales and marketing expense, less commissions and corporate bonuses, divided by the year-over-year increase in trailing twelve months subscription revenue.

•
“Profit Margin,” which was based on the percentage difference between subscription revenue and non-GAAP recurring expense. Profit Margin represents the costs we incur to service our existing customer base and run corporate operations. Profit Margin is calculated by subtracting trailing twelve month expenses for each of non-GAAP cost of revenue, research and development and general and administrative expense, less corporate bonuses, from trailing twelve month subscription revenue and dividing this result by the same trailing twelve month subscription revenue.

The relative weightings and fiscal year targets for these three metrics for purposes of bonus payouts under the Fiscal 2020 Bonus Plan were as follows:

Fiscal 2020 Performance Metrics

Performance Metric	Percent Weight	Fiscal 2020 Target
ARR	60%	$63 million
GEI	20%	1.73
Profit Margin	20%	32%

These corporate performance measures were consistent with our past experience, our existing new business pipeline, and our understanding of our current business environment and competitive factors. The target level for each performance measure was intended to require significant effort on the part of our executive officers and, therefore, the targets were set at levels the Compensation Committee believed would be difficult to achieve and for which average or below-average performance would result in smaller or no bonus payments.

In addition, the Compensation Committee set forth the threshold, target and maximum payout percentage amounts for the Fiscal 2020 Bonus Plan, as follows:

Threshold, Target and Maximum Payout Percentages under Fiscal 2020 Bonus Plan

	Threshold		Target		Maximum
Metric	Performance as a % of Target	Payout as a % of Target	Performance as a % of Target	Payout as a % of Target	Performance as a % of Target	Payout as a % of Target
ARR	80%	80%	100%	100%	150%	200%
GEI	90%	80%	100%	100%	100%	100%
Profit Margin	90%	80%	100%	100%	100%	100%

ARR Potential Payout. Payout for ARR required achievement of at least 80% of the ARR target. For achievement between 80% and 100% of target, the ARR component of the Fiscal 2020 Bonus Plan would pay out at the percent of achievement. Unlike the other two metrics, for ARR achievement above 100% and up to 150% of target, the Fiscal 2020 Bonus Plan would payout at twice the achievement over 100%. For example, if actual achievement was 115%, the payout would have been 130% and for actual achievement of 117%, the payout would have been 134%. At ARR achievement of 150% of target, the payout for this component as a percent of target would have reached its maximum of 200%.

GEI Potential Payout. Payout for GEI required a minimum achievement of 90% of the applicable GEI target. For achievement between 90% and 100% of the quarterly target, the GEI component would pay out at 80% of target if the threshold of 90% were achieved, and would increase by 2% for each 1% increase in GEI achievement up to a 100% of target payout. For example, if actual achievement was 92%, the payout would have been 84% for GEI. For achievement at 100% or above of the GEI target, the maximum payout as a percent of target would have been 100%.

Profit Margin Potential Payout. Payout for Profit Margin required a minimum achievement of 90% of the applicable Profit Margin target. For achievement between 90% and 100% of target, the Profit Margin component would pay out at 80% of target if the threshold of 90% were achieved, and would increase by 2% for each 1% increase in Profit Margin achievement up to a 100% of target payout. For example, if actual achievement was 95%, the payout would have been 90% for Profit Margin. For achievement at 100% or above of the Profit Margin target, the maximum payout as a percent of target would have been 100%.

The payout amount that each executive officer, including our Named Executive Officers, was eligible to earn under the Fiscal 2020 Bonus Plan was based on our actual achievement with respect to each of these three performance measures, and could have been more or less than his or her target annual cash bonus opportunity (up to a maximum of 160%) depending on whether and to what extent we achieved our corporate performance objectives. The Compensation Committee retained the ability, in its sole discretion, to increase or decrease the amounts actually paid to any executive officer regardless of the actual performance against these measures. Accordingly, whether or not a performance bonus is paid for any year, and the amount of any such bonus, is within the discretion of the Compensation Committee.

Fiscal 2020 Actual Performance Results and Bonus Decisions

Our actual performance against the applicable target level for each corporate performance measure, as well as the determination of the amount to be received by each Named Executive Officer, were determined by the Compensation Committee after taking into consideration the recommendations of our CEO (other than with respect to his own quarterly bonuses) and subject to the discretion of the Compensation Committee to adjust any payment based on corporate financial or other considerations.

The following table provides details of the total bonus payments made to our Named Executive Officers during fiscal 2020:

Named Executive Officer	Target Annual Bonus for Fiscal 2020(1)	Annual Payout as a Percent of Annual Target Bonus for Fiscal 2020(2)	Actual Bonus Paid for Fiscal 2020
Mr. Tzuo	$219,000	37%	$81,030
Mr. Sloat	$219,000	55%	$120,450
Mr. Traube	$93,750	100%	$93,750
Ms. Pileggi	$162,500	55%	$89,375
Mr. Cromley	$162,500	55%	$89,375
Mr. Diouane	$136,875	40%	$54,750
(1) The target annual bonus for fiscal 2020 performance is adjusted for the period of time during fiscal 2020 that the executive officer provided services as an employee to Zuora. For example, Mr. Diouane’s target bonus was 100% of his base salary, which was $365,000 for fiscal 2020; however, at the time he ceased being an employee in June 2019, he had earned a total of $136,875 in base salary for fiscal 2020.
(2) Mr. Traube’s incentive bonus payout for fiscal 2020 was paid at 100% of his fiscal fourth quarter salary.

The actual bonus amounts paid for fiscal 2020 performance as set forth in the table above reflect the aggregate of the four quarterly bonus payouts awarded to each executive during the fiscal year. For the first three quarters of fiscal 2020, the ARR metric did not meet the threshold amount for payout, however, both the GEI and Profit Margin metrics achieved 100% or more of the target level of performance, resulting in 100% payout for these two metrics in each of the first three quarters of fiscal 2020. Because GEI and Profit Margin are each weighted 20%, and combined equal 40%, the total payout for the first three quarters of fiscal 2020 was 40% of each executive’s target bonus.

For the fourth quarter of fiscal 2020, the achievement of the ARR metric was below the threshold for payout, the achievement of GEI metric was at 94% of target, and the achievement of the Profit Margin metric was at target. Based on these results, the actual payout achievement percentage for the fourth quarter was 28%. After recognizing the contributions made by the Named Executive Officers and other Ecomm Members, to our strong sales performance during the fourth quarter, and in order to promote retention of these officers, the Compensation Committee determined that it was advisable and in the best interests of our stockholders to pay out the fourth quarter bonus at 100% of target bonus for the Named Executive Officers (other than Mr. Tzuo), which included a discretionary bonus of approximately 72% of each Named Executive Officer's (other than Mr. Tzuo's) fourth quarter bonus target. Mr. Tzuo recommended to the Board that he not receive the fourth quarter discretionary incremental bonus payment that was provided to the other Named Executive Officers. As a result, Mr. Tzuo's cash incentive bonus for the fourth quarter of fiscal 2020 was paid out at actual achievement of 28% of his target bonus for the quarter. Also, as discussed above, Mr. Traube’ s fourth quarter fiscal 2020 bonus was fixed at target achievement due to his employment commencing late in the fiscal year and in order to incentivize him to join our company.

Long-Term Equity Incentive Compensation

Our Compensation Committee grants long-term incentive compensation in the form of equity awards to motivate our Named Executive Officers, attract key talent, and align their interests with that of our stockholders. Historically, our Compensation Committee awarded our executive officers options to purchase shares of our Class A common stock and, beginning in fiscal 2020, it also began to award restricted stock units (RSUs), except to our CEO, who only received stock options, in order to more directly align our CEO's interest with our stockholders given that stock options will increase in value only if our stock price appreciates.

In determining the size of the equity awards granted to our executive officers the Compensation Committee generally takes into consideration the recommendations of our CEO (except with respect to his own equity award) and other factors, including the comparative awards granted to similar positions at our peer companies, the performance and expected performance of the executive officer, and the existing equity holdings of each executive officer, including the current economic value of their unvested equity awards and the ability of these unvested holdings to satisfy our retention objectives, overall market data, and information provided by our compensation consultant, Compensia. The Compensation Committee also considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, will have on stockholder value.

In establishing Mr. Traube’s initial equity award grants, the Compensation Committee took into consideration the requisite experience and skills that a qualified candidate would need to serve in this role at a high-growth company in a dynamic and ever-changing environment, the competitive market for similar positions at other comparable companies based on a review of peer group and survey compensation data and the need to integrate him into our executive compensation structure, balancing both market and internal equity considerations. It was also critical for us to provide him with one-time awards that would make up for equity compensation being forfeited from his then current employer, and to incentivize him to join our company. Because of this, Mr. Traube received several equity awards as described in the "Long-Term Equity Awards during Fiscal 2020" table below. Additional information about these equity awards and his compensation can be found below in the section titled “Mr. Traube’s Offer Letter.

After considering these factors, the Compensation Committee awarded equity to our Named Executive Officers during fiscal 2020 as set forth in the table below:

Long-Term Equity Awards during Fiscal 2020
Named Executive Officer	Stock Options (number of shares)	Restricted Stock Unit Awards (number of shares)	Aggregate Grant Date Fair Value of Equity Awards (1)
Mr. Tzuo	350,000	—	$2,989,000
Mr. Sloat	88,000	44,000	$1,691,413
Mr. Traube(2)	375,000	200,000	$5,020,968
Ms. Pileggi	24,000	12,000	$459,576
Mr. Cromley	240,000	20,000	$1,926,464
Mr. Diouane(3)	64,000	32,000	$1,230,118
(1) The amounts reported in this column represent the aggregate grant date fair value of RSU awards and option grants for Class A common stock made in fiscal 2020, as computed in accordance with FASB ASC 718. These amounts reflect the accounting cost for these RSUs and options and do not represent the actual economic value that may be realized by the executive officer. For more information on each equity award, please see the table “Grants of Plan-Based Awards for Fiscal 2020” below.
(2) Mr. Traube was granted (i) 100,000 RSUs which vested immediately upon his start date, (ii) 100,000 RSUs which will vest over a four-year period, with 1/4th of the shares subject to the RSU vesting on September 30, 2020 and 1/16th of the shares subject to the RSUs vesting quarterly thereafter, (iii) a stock option to purchase 250,000 shares of our Class A common stock which will vest over a four-year period, with 1/4th of the shares subject to the stock option vesting on the first anniversary of his start date and 1/48th of the shares subject to the stock option vesting monthly thereafter, (iv) a stock option to purchase 75,000 shares of our Class A common stock which will start to vest in 2021 aligned with the vesting start date of the rest of the executive refresh stock grants issued in 2021 (provided that this vesting start date will not be later than the beginning of Zuora's second fiscal quarter of its 2022 fiscal year), this option grant will vest over a four-year period, with 1/48 of the shares subject to this option grant vesting monthly following its vesting start date, and (v) a stock option to purchase 50,000 shares of our Class A common stock which will start to vest in 2022 aligned with the vesting start date of the rest of the executive refresh stock grants issued in 2022 (provided that this vesting start date will not be later than the beginning of Zuora's second fiscal quarter of its 2023 fiscal year), this option grant will vest over a four-year period, with 1/48th of the shares subject to this option grant vesting monthly following its vesting start date.
(3) Prior to terminating his employment, Mr. Diouane vested in 2,666 shares subject to his option award and did not vest in any of the shares underlying the RSU award.

401(k) Plan, ESPP, Welfare, and Health Benefits

We maintain a 401(k) retirement plan for the benefit of our employees. The 401(k) plan is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code), and contains a cash or deferred arrangement governed by Section 401(k) of the Code, so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of any contributions under the 401(k) plan that may be designated as Roth contributions). Under the 401(k) plan, participating employees may defer 100% of their eligible pre-tax earnings up to the Code’s annual contribution limit. With certain exceptions, all full-time employees who are over the age of 21 are eligible to participate in the 401(k) plan immediately. The 401(k) plan does not permit investment of participant contributions or employer contributions in our Class A common stock. Employer contributions under the 401(k) plan are discretionary. Such employer contributions, if made, would vest according to a six-year graduated schedule. We have made no employer contributions to the plan to date.

We also offer our employees, including our eligible executive officers, the opportunity to purchase shares of our Class A common stock at a discount under our Employee Stock Purchase Plan (ESPP). Pursuant to the ESPP, all eligible employees, including our Named Executive Officers, may allocate up to 15% of their base salary to purchase shares of our Class A common stock, subject to specified limits. The purchase price of the shares will be 85% of the lower of the fair market value of our Class A common stock on the first day of an offering or on the date of purchase.

In addition, we provide other benefits to our executive officers, including our Named Executive Officers, on the same basis as all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We also provide vacation and other paid holidays to all employees, including our executive officers.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based on regular monitoring of applicable laws and practices, the competitive market and our employees' needs.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our executive officers, including the Named Executive Officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Pension Benefits

Other than with respect to our 401(k) plan, our U.S. employees, including our Named Executive Officers, do not participate in any plan that provides for retirement payments and benefits, or payments and benefits that will be provided primarily following retirement.

Nonqualified Deferred Compensation

During fiscal 2020, our U.S. employees, including our Named Executive Officers, did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Offer Letters & Employee Arrangements

We have entered into offer letters with each of the Named Executive Officers. In addition, each of our Named Executive Officers has executed a form of our standard confidential information and invention assignment agreement. Any potential payments and benefits due upon a termination of employment or a change in control of Zuora are further described below in “Potential Payments upon Termination or Change in Control.”

Mr. Tzuo’s Offer Letter

In March 2018, we entered into an offer letter with Mr. Tzuo, our Chairman and Chief Executive Officer. The offer letter has no specific term and provides for at-will employment. The offer letter provides for an annual base salary of $350,000, subject to periodic review. Under the offer letter, Mr. Tzuo is also eligible to participate in our executive bonus program and other employee benefits, including health insurance, as we establish for our other similarly situated employees from time to time.

Mr. Sloat's Offer Letter

In March 2018, we entered into an offer letter with Mr. Sloat, our former Chief Financial Officer. The offer letter has no specific term and provides for at-will employment. The offer letter provides for an annual base salary of $350,000, subject to periodic review. Under the offer letter, Mr. Sloat is also eligible to participate in our executive bonus program and other employee benefits, including health insurance, as we establish for our other similarly situated employees from time to time. Mr. Sloat resigned from his position as Chief Financial Officer effective April 5, 2020.

Mr. Traube's Offer Letter

In September 2019, we entered into an offer letter with Mr. Traube, our Chief Revenue Officer. The offer letter has no specific term and provides for at-will employment. The offer letter provides for an annual base salary of $375,000, subject to periodic review. Mr. Traube was provided certain benefits in part to offset the value he lost by leaving his prior employer, consisting of a one-time sign-on bonus of $500,000 (the after-tax portion of which is subject to reimbursement by Mr. Traube if he voluntarily terminates his employment within the first year of employment), a guaranteed bonus at 100% target for the fourth quarter of fiscal 2020 and a new-hire grant of 100,000 RSUs that fully vested on first day of employment. In addition, he was granted other equity awards as described in the "Long-Term Equity Awards During Fiscal 2020" table above. Under the offer letter, Mr. Traube is also eligible to participate in our executive bonus program and other employee benefits, including health insurance, as we establish for our other similarly situated employees from time to time.

Ms. Pileggi’s Offer Letter

In March 2018, we entered into an offer letter with Ms. Pileggi, our Senior Vice President, General Counsel, and Corporate Secretary. The offer letter has no specific term and provides for at-will employment. The offer letter provides for an annual base salary of $275,000, subject to periodic review. Under the offer letter, Ms. Pileggi is also eligible to participate in our executive bonus program and other employee benefits, including health insurance, as we establish for our other similarly situated employees from time to time.

Mr. Cromley's Offer Letter

In March 2018, we entered into an offer letter with Mr. Cromley, our Senior Vice President Technology. The offer letter has no specific term and provides for at-will employment. The offer letter provides for an annual base salary of $300,000, subject to periodic review. Under the offer letter, Mr. Cromley is also eligible to participate in our executive bonus program and other employee benefits, including health insurance, as we establish for our other similarly situated employees from time to time.

Mr. Diouane’s Offer Letter and Transition Agreement

In March 2018, we entered into an offer letter with Mr. Diouane, our former President. The offer letter had no specific term and provided for at-will employment. The offer letter provided for an annual base salary of $350,000, subject to periodic review. Under the offer letter, Mr. Diouane was also eligible to participate in our executive bonus program and other employee benefits, including health insurance, as we establish for our other similarly situated employees from time to time. In May 2019, we entered into a transition agreement with Mr. Diouane that superseded his offer letter and any other agreement regarding severance payments or benefits (including his change in control and severance agreement). Pursuant to this transition agreement, in exchange for a release of claims, Mr. Diouane would continue to be paid his then current salary, equity vesting, benefits and a prorated bonus, as a non-officer employee, through June 14, 2019. The transition agreement further provided that from

June 15, 2019 through December 2, 2019, Mr. Diouane would be a consultant for a payment of $178,329 but would not continue to vest in any outstanding equity awards.

Potential Payments upon Termination or Change in Control

In May 2017, we entered into change in control and severance agreements with Messrs. Tzuo, Sloat, Cromley and Diouane and Ms. Pileggi. In November 2019, we amended the agreements with Messrs. Tzuo and Sloat and Ms. Pileggi, to revise the definition of "good reason" (as defined in each of the severance agreements). We also entered into a change in control and severance agreement with Mr. Traube in September 2019 in connection with his acceptance of his offer of employment with us. In May 2019 we entered into a transition agreement with Mr. Diouane that superseded his change in control and severance agreement. Our severance agreements with our NEOs, which do not provide for any ‘‘single trigger’’ change-in-control benefits, are described below.

The severance agreements provide for the following benefits upon a qualifying termination, which means a termination by us without cause or, for Mr. Tzuo only, a termination by the executive for "good reason" (as defined in each of the severance agreements), outside of a change in control (as such term is defined in the severance agreement) in exchange for a general release of claims: a (i) lump sum severance payment of six months of base salary, and (ii) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for six months for the executive officer and his or her eligible dependents. In addition, if Mr. Traube is subject to a qualifying termination within two years of his start date with Zuora, then he will receive six months of accelerated vesting for all outstanding unvested equity awards, except for performance awards.

If the executive officer is subject to a qualifying termination within the three months preceding a change in control (but after a legally binding and definitive agreement for a potential change in control has been executed) or within the twelve months following a change in control, the severance agreements provide the following benefits in exchange for a general release of claims: (i) a lump sum severance payment of twelve months of base salary, (ii) 100% acceleration of any then-unvested equity awards, including performance awards that will vest at target, and (iii) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for twelve months for the executive officer and his or her eligible dependents.

For more information, please see the table below titled “Potential Payments Upon Termination of Change in Control as of January 31, 2020.”

Other Compensation Policies

Stock Ownership Policy

We believe that stock ownership by our executive officers, including our Named Executive Officers, is important to link the risks and rewards inherent in stock ownership of these individuals and our stockholders. In August 2019, the Compensation Committee adopted a stock ownership policy that requires our executive officers and non-employee Board members who receive an annual cash base retainer to own a minimum number of shares of our common stock, treating shares of Class A and Class B shares of our common stock equally. These ownership levels are intended to create a clear standard that ties a portion of these individuals’ net worth to the performance of our stock price. While the Compensation Committee retains discretion to make exceptions to the stock ownership guidelines, persons covered under the policy are required to meet the minimum ownership levels in the chart below within five years of first becoming an executive officer or non-employee Board member, or if later, within five years of the adoption of the policy:

Named Executive Officer	Minimum Required Level of Stock Ownership
Chief Executive Officer	3X annual base salary
Other Executive Officers	1X annual base salary
Non-employee members of our Board of Directors(1)	3X annual cash base retainer for Board service
(1) Only non-employee Board members who receive an annual cash base retainer are required to satisfy the minimum required level of stock ownership. Non-employee Board members who have waived their annual cash base retainer for their Board service during a fiscal year are not subject to meeting the stock ownership requirement above. The ownership requirement applies only to the annual cash base retainer and excludes any additional cash retainer paid as a result of service as a Board chairperson, lead independent director, committee chair or committee member or meeting fees (if any).

Until an executive officer non-employee Board member meets his or her minimum ownership level, they must retain 50% of the shares of our common stock received upon settlement of equity awards, including the exercise of stock options and settlement of RSUs. If a person covered under the above stock ownership guidelines enters into a 10b5-1 Plan or modifies such plan and later becomes out of compliance with the stock ownership requirements, the trades under such 10b5-1 Plan will not be affected; however, any future 10b5-1 Plans may not be adopted without complying with the stock ownership requirements set forth above.

Shares of our common stock that are credited to the minimum required levels above include:

•
Shares beneficially owned by the executive officer or non-employee Board member, as applicable, and his or immediate family members residing in the same household, including shares purchased under our ESPP or that are acquired upon vesting of restricted stock or RSUs that are still held by such person;

•	Shares held in a trust or 401(k) account for the benefit of the executive officer or non-employee Board member, as applicable, or his or her immediate family members;

•	Shares owned by a partnership, limited liability company or other entity to the extent the executive officer's or non-employee Board member's interest in such entity;

•	Vested and unexercised stock options and vested performance awards that may only be settled in shares of our common stock
Unvested stock options, shares of restricted stock, deferred stock units, RSUs or performance share units will not count towards the minimum stock ownership levels set forth in the chart above.

Equity Award Grant Policy

We have established an Equity Award Grant Policy under which we generally grant equity awards on a regularly scheduled basis to enhance the effectiveness of our internal control over our equity award grant process.

Derivatives Trading, Hedging, and Pledging Policies

Our Named Executive Officers are subject to our derivatives trading, hedging, and pledging policies described in the section titled “Corporate Governance - Derivatives Trading, Hedging, and Pledging Policies.”

Tax and Accounting Considerations

Deductibility of Executive Compensation

Under Section 162(m) of the Code, compensation paid to our covered executive officers (including our CEO), except for certain grandfathered arrangements and certain compensation paid pursuant to a compensation plan in existence before the effective date of our IPO, will not be deductible to the extent it exceeds $1,000,000. In fiscal 2020, the Compensation Committee considered the potential future effects of Section 162(m) when determining Named Executive Officer compensation and the Compensation Committee is expected to consider the potential future effects of Section 162(m) when determining future Named Executive Officer compensation. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes, and to modify compensation that was initially intended to be tax deductible if it determines such modifications are consistent with our business needs.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to additional taxes if they receive payments or benefits in connection with a change in control of Zuora that exceeds certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during fiscal 2020 and we have not agreed and are not otherwise obligated to provide any executive officers, including any Named Executive Officer, with such a “gross-up” or other reimbursement payment.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is ASC Topic 718, the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to recognize in our financial statements all share-based payment awards to employees, including grants of options to purchase shares of our Class A common stock and restricted stock awards for shares of our Class A common stock to our executive officers, based on their fair values. The application of ASC Topic 718 involves significant amounts of judgment in the determination of inputs into the Black-Scholes-Merton valuation model that we use to determine the fair value of stock options. These inputs are based upon assumptions as to the volatility of the underlying stock, risk free interest rates, and the expected life (term) of the options. As required under generally accepted accounting principles (GAAP), we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value stock options granted in future periods may vary from the valuation assumptions we have used previously. For performance-based stock awards, we also must apply judgment in determining the periods when, and if, the related performance targets become probable of being met.

ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule).

Compensation Risk Assessment

In consultation with management and Compensia, our Compensation Committee’s independent compensation consultant, in February 2020, our Compensation Committee assessed our compensation plans, policies and practices for our Named Executive Officers and other employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company. This risk assessment included, among other things, a review of our cash and equity incentive-based compensation plans to ensure that they are aligned with our company performance goals and overall target total direct compensation to ensure an appropriate balance between fixed and variable pay components. Our Compensation Committee conducts this assessment annually.

Limitations on Liability and Indemnification Matters

Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law (DGCL). Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation and our restated bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as set forth in the DGCL. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.
We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers, and certain of our other employees, in addition to the indemnification provided for in our restated certificate of incorporation and restated bylaws. These agreements, among other things, require us to indemnify our directors, officers, and key employees for certain expenses, including attorneys’ fees, judgments, penalties, fines, and settlement amounts actually incurred by these individuals in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which these individuals provide services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers, and key employees for the defense of any action for which indemnification is required or permitted.
We believe that provisions of our restated certificate of incorporation, restated bylaws, and indemnification agreements are necessary to attract and retain qualified directors, officers, and key employees. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our restated certificate of incorporation and restated bylaws or in these indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (Securities Act) may be permitted to directors, executive officers, or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 10b5-1 Sales Plans

Our Insider Trading Policy requires that each of our directors, executive officers and the members of Zuora’s executive management team who report directly to our CEO may conduct any open market sales or purchases of our securities only through use of stock trading plans adopted pursuant to Rule 10b5-1 of the Exchange Act. Under Rule 10b5-1, insiders can buy and sell our stock over a designated period by adopting pre-arranged stock trading plans at a time when they are not aware of material nonpublic information about us, and thereafter sell shares of our Class A common stock in accordance with the terms of their stock trading plans without regard to whether or not they are in possession of material nonpublic information about Zuora at the time of the sale. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan only under specified circumstances.

Report of the Compensation Committee

This report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee
Tim Haley, Chair
Jason Pressman

Compensation Tables
Summary Compensation Table
The following table provides information concerning compensation awarded to, earned by or paid to each of our Named Executive Officers for all services rendered in all capacities during fiscal 2020, fiscal 2019 and fiscal 2018.

Name and Principal Position	Fiscal Year(1)	Salary ($)		Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation($)(5)	Total ($)
Tien Tzuo Chairman and Chief Executive Officer	2020	365,000		—	—	2,989,000	81,030	—	3,435,030
	2019	350,000		—	—	2,453,636	178,720	14,225	2,996,581
	2018	300,000		—	—	—	102,120	—	402,120
Tyler R. Sloat Former Chief Financial Officer*	2020	365,000		39,420	940,720	750,693	81,030	—	2,176,863

Robert J. E. Traube Chief Revenue Officer	2020	96,354	(6)	593,750	2,870,000	2,150,968	—	—	5,711,072
Jennifer W. Pileggi Senior Vice President, General Counsel, and Corporate Secretary	2020	325,000		29,250	254,856	204,720	60,125	—	873,951
	2019	275,000		—	—	575,857	112,338	—	963,195
Brent R. Cromley Senior Vice President, Technology	2020	325,000		29,250	427,600	1,498,864	60,125	—	2,340,839
	2019	300,000		—	—	—	122,550	—	422,550
	2018	300,000		—	—	1,282,797	102,060	—	1,684,857
Marc Diouane Former President	2020	136,875		—	684,160	545,958	54,750	185,867	1,607,610
	2019	350,000		—	—	821,192	285,950	—	1,457,142
	2018	350,000		—	—	1,592,446	212,626	—	2,155,072

_____________________

* Mr. Sloat resigned from his position as Chief Financial Officer effective on April 5, 2020.

(1)
Compensation information provided only for years in which the executive was designated a Named Executive Officer, other than for Mr. Cromley, who was designated a Named Executive Officer in fiscal 2018 and fiscal 2020 but not fiscal 2019.

(2)
The amounts for Messrs. Sloat and Cromley and Ms. Pileggi reflect discretionary payments approved by the Compensation Committee as described in “Fiscal 2020 Actual Performance Results and Bonus Decisions” in the Compensation Discussion and Analysis above. The amount for Mr. Traube reflects his one-time signing bonus of $500,000 and his fourth quarter fiscal 2020 bonus of $93,750.

(3)
The amounts in these columns represent the grant date fair value of the stock awards and stock options granted to our Named Executive Officers during fiscal 2020, 2019 and 2018, as applicable, as computed in accordance with ASC 718. These amounts reflect the accounting cost for these stock awards and stock options and do not represent the actual economic value that may be realized by the Named Executive Officer from the stock award or the stock option. For information on the assumptions used to calculate the grant date fair value of the stock awards, refer to Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2020. In establishing Mr. Traube’s initial equity award grants, the Compensation Committee took several factors into consideration, and found it critical for us to provide him with one-time awards that would make up for equity compensation being forfeited from his then current employer, and to persuade him to join our company. For more information on equity awards granted to all of our Named Executive Officers, including Mr. Traube, see the next table "Grants of Plan-Based Awards" below.

(4)
The amounts reported represent the amounts earned based upon achievement of certain performance goals under our executive bonus program. Payments for fiscal 2020 are described in greater detail in the section titled “Fiscal 2020 Bonus Plan.”

(5)
The amount for Mr. Tzuo represents airfare costs for Mr. Tzuo's family to attend Zuora's annual motivational sales team and leadership event. The amount for Mr. Diouane primarily represents the payments made to him in fiscal 2020 for consulting services pursuant to his transition agreement with Zuora.

(6)	The amount for Mr. Traube represents his pro-rated base salary during fiscal 2020, given that he joined us on October 30, 2020. His annual base salary is $375,000.

Grants of Plan-Based Awards
The following table provides information concerning each grant of an award made to the Named Executive Officers during the fiscal year ended January 31, 2020.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value ($)
			Target ($)	Threshold ($)	Maximum ($)
Tien Tzuo	N/A		219,000	175,200	350,400	—	—	—	—
	05/07/19	(2)	—	—	—	—	350,000	22.10	2,989,000
Tyler R. Sloat	N/A		219,000	175,200	350,400	—	—	—	—
	05/01/19	(2)	—	—	—	—	88,000	21.38	750,693
	05/01/19	(3)	—	—	—	44,000	—	—	940,720
Robert J. E. Traube	N/A	(4)	93,750	93,750	93,750	—	—	—	—
	10/30/19	(5)	—	—	—	100,000	—	—	1,435,000
	10/30/19	(6)	—	—	—	100,000	—	—	1,435,000
	10/30/19	(7)	—	—	—	—	250,000	14.35	1,433,100
	10/30/19	(8)	—	—	—	—	75,000	14.35	424,313
	10/30/19	(9)	—	—	—	—	50,000	14.35	293,555
Jennifer W. Pileggi	N/A		162,500	130,000	260,000	—	—	—	—
	05/01/19	(2)	—	—	—	—	24,000	21.38	204,720
	05/01/19	(3)	—	—	—	12,000	—	—	254,856
Brent R. Cromley	N/A		162,500	130,000	260,000	—	—	—	—
	05/01/19	(2)	—	—	—	—	40,000	21.38	341,224
	05/01/19	(3)	—	—	—	20,000	—	—	427,600
	11/05/19	(10)	—	—	—	—	200,000	14.61	1,157,640
Marc Diouane	N/A		136,875	109,500	219,000	—	—	—	—
	05/01/19	(2)	—	—	—	—	64,000	21.38	545,958
	05/01/19	(3)	—	—	—	32,000	—	—	684,160
____________________

(1)
Reflects target, threshold and maximum target bonus amounts for our Cash Bonus Plan, as described in "Compensation Discussion and Analysis—Fiscal 2020 Bonus Plan," as applicable. These amounts do not necessarily correspond to the actual amounts that were received by our Named Executive Officers.

(2)	The stock option vests at a rate of 1/48th of the shares underlying the stock option vesting each month beginning April 30, 2019.

(3)	The stock award vests at a rate of 1/16th of the shares underlying the award vesting each quarter beginning June 30, 2019.

(4)	Mr. Traube’s incentive bonus payout for fiscal 2020 was paid at 100% of his fiscal fourth quarter salary.

(5)	The stock award vested as to 100% of the shares underlying the award on Mr. Traube's start date of October 30, 2019.

(6)	The stock award vests at a rate of 1/4th of the shares underlying the award vesting on September 30, 2020, and 1/16th of the shares on each quarterly anniversary thereafter.

(7)	The stock option vests at a rate of 1/4th of the shares underlying the stock option vesting on October 30, 2020, and 1/48th of the shares on each monthly anniversary thereafter.

(8)
The stock option vests at a rate of 1/48th of the shares underlying the stock option vesting each month following the vesting start date for the refresh stock grants to be awarded to other members of Zuora's executive management team in calendar year 2021 (provided that such date shall be no later than May 1, 2021).

(9)
The stock option vests at a rate of 1/48th of the shares underlying the stock option vesting each month following the vesting start date for the refresh stock grants to be awarded to other members of Zuora's executive management team in calendar year 2022 (provided that such date shall be no later than May 1, 2022).

(10)	The stock option vests at a rate of 1/48th of the shares underlying the stock option vesting each month beginning December 5, 2019.

Outstanding Equity Awards at Fiscal Year-End Table
The following table provides information on outstanding equity awards held by our Named Executive Officers as of January 31, 2020.

			Option Awards				Stock Awards
Name	Grant Date(1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Tien Tzuo	11/18/14	(2)	1,916,285	—	3.04	11/18/24	—	—
	03/08/18	(3)	375,000	—	7.94	03/08/28	—	—
	05/07/19	(4)	72,916	277,084	22.10	05/07/29	—	—
Tyler R. Sloat	05/24/16	(5)	274,135	—	3.08	05/24/29	—	—
	02/04/17	(6)	74,999	—	3.28	02/04/27	—	—
	12/27/17	(7)	250,000	—	6.00	12/27/27	—	—
	05/01/19	(8)	18,333	69,667	21.38	05/01/29	—	—
	05/01/19	(9)	—	—	—	—	35,750	527,313
Jennifer W. Pileggi	07/16/15	(2)	60,000	—	3.34	07/16/25	—
	11/17/15	(10)	50,000	—	3.48	11/17/25	—	—
	02/04/17	(11)	74,999	—	3.28	02/04/27	—	—
	03/08/18	(12)	87,500	—	7.94	03/08/28	—	—
	05/01/19	(8)	5,000	19,000	21.38	05/01/29	—	—
	05/01/19	(9)	—	—	—	—	9,750	143,813
Robert J. E. Traube	10/30/19	(13)	—	250,000	14.35	10/30/29	—	—
	10/30/19	(14)	—	75,000	14.35	10/30/29	—	—
	10/30/19	(15)	—	50,000	14.35	10/30/29	—	—
	10/30/19	(16)	—	—	—	—	100,000	1,475,000
Brent R. Cromley	10/23/15	(2)	140,616	—	3.44	10/23/25	—	—
	02/04/17	(17)	123,953	—	3.28	02/04/27	—	—
	12/27/17	(18)	281,250	—	6.00	12/27/27	—	—
	05/01/19	(8)	8,333	31,667	21.38	05/01/29	—	—
	05/01/19	(9)	—	—	—	—	16,250	239,688
	11/05/19	(19)	8,333	191,667	14.61	11/05/29	—	—
Marc Diouane	05/24/16	(20)	7,803	—	3.08	05/24/26	—	—
	02/04/17	(20)	15,624	—	3.28	02/04/27	—	—
	08/10/17	(20)	433,335	—	5.16	08/10/27	—	—
	03/08/18	(20)	12,196	—	7.94	03/08/28	—	—
	05/01/19	(20)	2,666	—	21.38	05/01/29	—	—
____________________

(1)
Outstanding options in this table with a grant date on or before March 8, 2018 were granted under our pre-IPO option plans, consisting of our 2006 Stock Plan (2006 Plan) and our 2015 Equity Incentive Plan (2015 Plan), and are for rights to purchase shares of our Class B common stock. Options granted under these plans also include an early exercise provision allowing for the exercise as to unvested shares, subject to our right of repurchase. All awards granted after

March 8, 2018 were granted under our 2018 Plan and are awards for shares of our Class A common stock. All of the awards included in the above table are subject to acceleration upon certain events as described in the section titled “Potential Payments upon Termination or Change in Control.”

(2)	The stock option is fully vested.

(3)
The stock option vests at a rate of 1/48th of the shares underlying the stock option vesting each month following the grant date. A total of 203,114 shares subject to the stock option were unvested at the end of fiscal 2020.

(4)
The stock option vests at a rate of 1/48th of the shares underlying the stock option vesting each month following the grant date. A total of 277,084 shares subject to the stock option were unvested at the end of fiscal 2020.

(5)
The stock option vests at a rate of 1/48th of the shares underlying the stock option vesting each month following the grant date. A total of 30,000 shares subject to the stock option were unvested at the end of fiscal 2020.

(6)
The stock option vests at a rate of 1/48th of the shares underlying the stock option vesting each month following the grant date. A total of 20,306 shares subject to the stock option were unvested at the end of fiscal 2020.

(7)
The stock option vests at a rate of 1/48th of the shares underlying the stock option vesting each month following the grant date. A total of 119,784 shares subject to the stock option were unvested at the end of fiscal 2020.

(8)
The stock option vests at a rate of 1/48th of the shares underlying the stock option vesting each month beginning April 30, 2019. All shares in the column "Number of Securities Underlying Unexercised Options (#) Unexercisable" are unvested.

(9)
The stock award vests at a rate of 1/16th of the shares underlying the award vesting each quarter beginning June 30, 2019. All shares in the column "Number of Securities Underlying Unexercised Options (#) Unexercisable" are unvested.

(10)	The stock option vests at a rate of 1/48th of the shares underlying the stock option vesting each month following the grant date. A total of 20,832 shares were unvested at the end of fiscal 2020.

(11)
The stock option vests at a rate of 1/48th of the shares underlying the stock option vesting each month following the grant date. A total of 20,306 shares subject to the stock option were unvested at the end of fiscal 2020.

(12)
The stock option vests at a rate of 1/48th of the shares underlying the stock option vesting each month following the grant date. A total of 47,394 shares subject to the stock option were unvested at the end of fiscal 2020.

(13)
The stock option vests at a rate of 1/4th of the shares underlying the stock option vesting on October 30, 2020, and 1/48th of the shares on each monthly anniversary thereafter. All shares in the column "Number of Securities Underlying Unexercised Options (#) Unexercisable" are unvested.

(14)
The stock option vests at a rate of 1/48th of the shares underlying the stock option vesting each month following the vesting start date for the refresh stock grants to be awarded to other members of Zuora's executive management team in calendar year 2021 (provided that such date shall be no later than May 1, 2021). All shares underlying the stock option are unvested.

(15)
The stock option vests at a rate of 1/48th of the shares underlying the stock option vesting each month following the vesting start date for the refresh stock grants to be awarded to other members of Zuora's executive management team in calendar year 2022 (provided that such date shall be no later than May 1, 2022). All shares underlying the stock option are unvested.

(16)
The stock award vests at a rate of 1/4th of the shares underlying the award vesting on September 30, 2020, and 1/16th of the shares underlying the award vesting each quarter beginning December 31, 2019. All shares in the column "Number of Securities Underlying Unexercised Options (#) Unexercisable" are unvested.

(17)
The stock option vests at a rate of 1/48th of the shares underlying the stock option vesting each month following the grant date. A total of 47,394 shares subject to the stock option were unvested at the end of fiscal 2020.

(18)
The stock option vests at a rate of 1/48th of the shares underlying the stock option vesting each month following the grant date. A total of 143,750 shares subject to the stock option were unvested at the end of fiscal 2020.

(19)
The stock option vests at a rate of 1/48th of the shares underlying the stock option vesting each month following the grant date. All shares in the column "Number of Securities Underlying Unexercised Options (#) Unexercisable" are unvested.

(20)
The stock option vests at a rate of 1/48th of the shares underlying the stock option vesting each month following the grant date. All shares subject to the stock option were vested at the end of fiscal 2020.

Stock Option Exercises and Stock Vested During Fiscal Year 2020
The following table presents, for each of our Named Executive Officers, the number of shares of our common stock acquired upon the exercise of stock options or vesting and settlement of RSUs during the fiscal year ended January 31, 2020 and the aggregate value realized upon the exercise of stock options and the vesting and settlement of RSUs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Tien Tzuo	—	—	—	—
Tyler R. Sloat	170,502	3,415,711	8,250	122,925
Robert J. E. Traube	—	—	100,000	1,435,000
Jennifer W. Pileggi	40,000	718,687	2,250	33,525
Brent R. Cromley	—	—	3,750	55,875
Marc Diouane	370,000	7,876,581	—	—

Potential Payments Upon Termination or Change in Control as of January 31, 2020

The table below sets forth the amount of compensation payable to each Named Executive Officer upon (i) the Named Executive Officer’s termination of employment without cause or, as applicable, resignation for good reason, or (ii) the Named Executive Officer’s termination of employment without cause or good reason in connection with or following a change in control of Zuora. The amounts shown in the table below assume that such termination of employment and/or change in control was effective as of January 31, 2020, and thus are estimates of the amounts that would be paid out to the Named Executive Officers in such circumstances.

	Upon a Qualifying Termination - No Change in Control				Upon a Qualifying Termination - Change in Control
	Cash Severance ($)(1)	Continuation of Medical Benefits ($)	Value of Accelerated Vesting ($)(2)	Total ($)	Cash Severance ($) (1)	Continuation of Medical Benefits ($)	Value of Accelerated Vesting ($)(2)	Total ($)
Tien Tzuo	182,500	12,557	—	195,057	365,000	25,114	1,383,206	1,773,320
Tyler Sloat (3)	182,500	10,479	—	192,979	365,000	20,958	2,158,432	2,544,390
Robbie Traube	187,500	10,479	—	197,979	375,000	20,958	1,625,000	2,020,958
Jennifer Pileggi	162,500	3,380	—	165,880	325,000	6,761	934,252	1,266,013
Brent Cromley	162,500	10,479	—	172,979	325,000	20,958	2,067,943	2,413,901
Marc Diouane(4)	—	—	—	—	—	—	—	—

(1) The severance amount related to base salary was determined based on the base salaries in effect on January 31, 2020.
(2) The value of accelerated vesting is calculated based on the per share closing price of our Class A common stock on the New York Stock Exchange as of January 31, 2020 ($14.75) less, if applicable, the exercise price of each outstanding stock option.
(3) Mr. Sloat terminated his employment in April 2020 without receiving any severance benefits.
(4) Mr. Diouane terminated his employment in December 2019, and received benefits as set forth in the Summary Compensation Table above.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of January 31, 2020 with respect to compensation plans under which shares of our Class A common stock or Class B common stock may be issued.

Plan category	Class of Common Stock	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted- average exercise price of outstanding options ($)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)(#)
		(a)	(b)	(c)
Equity compensation plans approved by security holders	Class A(2)	7,967,361	$17.58	10,411,905(4)
	Class B(3)	10,725,560	$4.68	—
Equity compensation plans not approved by security holders		—	—	—
Total	Class A and Class B	18,692,921	$7.64	10,411,905
_____________________

(1)
The weighted-average exercise price is calculated based solely on outstanding stock options. It does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price.

(2)	Includes the 2018 Plan and the 2018 Employee Stock Purchase Plan (2018 ESPP).

(3)	Includes the 2006 Plan and the 2015 Plan.

(4)
Consists of 2,465,851 shares of Class A common stock available under the 2018 ESPP, including shares subject to outstanding rights that were under offering periods in progress as of January 31, 2020, and 7,946,054 shares of Class A common stock available under the 2018 Plan. There are no shares of common stock available for issuance under our 2006 Plan or 2015 Plan, but these plans continue to govern the terms of options and RSUs granted thereunder. Any shares of Class B common stock that are subject to outstanding awards under the 2006 Plan or the 2015 Plan that are issuable upon the exercise of stock options that expire or become unexercisable for any reason without having been exercised in full will generally be available for future grant and issuance as shares of Class A common stock under our 2018 Plan. In addition, the number of shares reserved for issuance under our 2018 Plan increased automatically by 6,658,755 on February 1, 2020 and will increase automatically on the first day of February of each of 2021 through 2028 by the number of shares equal to 5% of the total issued and outstanding shares of our Class A common stock and Class B common stock as of the immediately preceding January 31 or a lower number approved by our Board of Directors. The number of shares reserved for issuance under our 2018 ESPP increased automatically by 1,331,751 on February 1, 2020 and will increase automatically on the first day of February of each year during the term of the 2018 ESPP by the number of shares equal to 1% of the total outstanding shares of our Class A common stock and Class B common stock as of the immediately preceding January 31 or a lower number approved by our Board of Directors. These increases are not reflected in the table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2020, by:

•	each of our Named Executive Officers;

•	each of our directors or director nominees;

•	all of our directors and executive officers as a group; and

•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of our Class A common stock or Class B common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares beneficially owned, subject to applicable community property laws.
Applicable percentage ownership is based on 99,186,498 shares of Class A common stock and 16,054,544 shares of Class B common stock outstanding as of March 31, 2020. Shares of our Class A common stock and Class B common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2020 or RSUs that may vest and settle within 60 days of March 31, 2020 are deemed to be outstanding and to be beneficially owned by the person holding the stock options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities listed in the table below is c/o Zuora, Inc., 101 Redwood Shores Parkway, Redwood City, California 94065.

	Shares Beneficially Owned
	Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%	% of Total Voting Power(1)
Named Executive Officers and Directors:
Tien Tzuo(2)	94,791	*	10,018,636	54.6	35.5
Tyler R. Sloat(3)	33,514	*	599,134	3.6	2.3
Robert J. E. Traube(4)	5,103	*	—	—	*
Jennifer W. Pileggi(5)	60,158	*	272,499	1.7	1.1
Brent R. Cromley(6)	42,542	*	849,998	5.1	3.2
Marc Diouane(7)	—	—	—	—	—
Peter Fenton(8)	271,503	*	3,077,317	19.2	12.0
Kenneth A. Goldman(9)	7,305	*	224,026	1.4	*
Timothy Haley(10)	183,891	*	1,493,220	9.3	5.8
Jason Pressman(11)	13,965	*	2,763,122	17.2	10.6
Michelangelo Volpi(12)	—	—	—	—	—
Magdalena Yesil(13)	59,974	*	101,561	*	*
All executive officers and directors as a group (11 persons)(14)	756,350	*	18,933,878	97.2	64.6

Other 5% Stockholders:
Entities affiliated with Benchmark(15)	—	—	3,077,317	19.2	11.9
Entities affiliated with Redpoint Omega(16)	—	—	1,493,220	9.3	5.8
Entities affiliated with Shasta Ventures(17)	3,997	*	2,763,122	17.2	10.6
Entities affiliated with The Vanguard Group(18)	7,091,749	7.1	—	—	2.7
Entities affiliated with BlackRock, Inc.(19)	6,975,260	7.0	—	—	2.7

____________________

*	Less than 1%

(1)
Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class outstanding as of March 31, 2020. The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share. Shares of our Class A common stock and Class B common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2020 or RSUs that may vest and settle within 60 days of March 31, 2020 are deemed to be outstanding and to be beneficially owned by the person holding the stock options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Consists of (i) 6,998,547 shares of our Class B common stock held of record by the 70 Thirty Trust, for which Mr. Tzuo is trustee, (ii) 364,402 shares of our Class B common stock held of record by the Tien Tzuo 2010 Annuity Trust, for which Mr. Tzuo is trustee (iii) 364,402 shares of our Class B common stock held of record by the Renyan Tzuo 2010 Annuity Trust, for which Renyan Tzuo, Mr. Tzuo's spouse, is trustee, (iv) 94,791 shares of our Class A common stock subject to options that are exercisable within 60 days of March 31, 2020, and (v) 2,291,285 shares of our Class B common stock subject to options that are exercisable within 60 days of March 31, 2020, of which 171,864 shares would be unvested but are early exercisable.

(3)
Includes (i) 23,833 shares of our Class A common stock subject to options that are exercisable within 60 days of March 31, 2020 and (ii) 599,134 shares of Class B common stock subject to options that are exercisable within 60 days of March 31, 2020, of which 113,010 shares would be unvested but are early exercisable.

(4)	None of Mr. Traube's outstanding option or RSU grants will vest within 60 days of March 31, 2020.

(5)
Includes (i) 50,000 shares of our Class A common stock held of record by The Bradley and Jennifer Pileggi Trust, for which Ms. Pileggi is trustee, (ii) 6,500 shares of our Class A common stock subject to options that are exercisable within 60 days of March 31, 2020, and (ii) 272,499 shares of our Class B common stock subject to options that are exercisable within 60 days of March 31, 2020, of which 58,326 shares would be unvested but are early exercisable.

(6)
Includes (i) 35,833 shares of our Class A common stock subject to options that are exercisable within 60 days of March 31, 2020, and (ii) 545,819 shares of our Class B common stock subject to options that are exercisable within 60 days of March 31, 2020, of which 151,561 shares would be unvested but are early exercisable.

(7)
Mr. Diouane transitioned from his role as our President in May 2019 and served as an employee until June 14, 2019, continuing to provide advisory and consulting services to us until early December 2019. As of March 31, 2020, Mr. Diouane did not hold any Zuora shares or any option or RSU grants to acquire Zuora shares.

(8)
Consists of (i) 271,503 shares of our Class A common stock held of record by the Peter Fenton Revocable Trust, for which Mr. Fenton is trustee, and (ii) 3,077,317 shares of our Class B common stock held by the entities affiliated with Benchmark described in footnote 15 below.

(9)
Includes (i) 100,000 shares of our Class B common stock held of record by GV Partners L.P. and (ii) 75,000 shares of our Class B common stock subject to options held by Mr. Goldman that are exercisable within 60 days of March 31, 2020. GV Partners L.P. is a family limited partnership of which Mr. Goldman is the managing member, and he may be deemed to hold voting and dispositive power over the shares held by the partnership.

(10)
Consists of (i) 150,083 shares of our Class A common stock held of record by the Haley-McGourty Family Trust, for which Mr. Haley is trustee, (ii) 33,808 shares of our Class A common stock held of record by Haley-McGourty Partners, of which Mr. Haley is a general partner, and (iii) 1,493,220 shares of our Class B common stock held by the entities affiliated with Redpoint Omega described in footnote 16 below.

(11)
Consists of (i) 9,968 shares of Class A common stock held of record by the Jason Pressman Trust, of which Mr. Pressman is trustee, (ii) 3,997 shares of our Class A common stock held by the entities affiliated with Shasta Ventures described in footnote 17 below, and (ii) 2,763,122 shares of our Class B common stock held by the entities affiliated with Shasta Ventures described in footnote 17 below.

(12)	As of March 31, 2020, Mr. Volpi did not hold any Zuora shares or any option or RSU grants to acquire Zuora shares.

(13)
Includes 101,561 shares of our Class B common stock subject to options held by Ms. Yesil that are exercisable within 60 days of March 31, 2019, of which 31,248 shares would be unvested but are early exercisable.

(14)
Consists of (i) all shares beneficially owned by our executive officers and directors, as a group, (ii) 142,540 shares of our Class A common stock subject to options held by our executive officers and directors, as a group, that are exercisable within 60 days of March 31, 2020, and (iii) 3,419,663 shares of our Class B common stock subject to options held by our executive officers and directors, as a group, that are exercisable within 60 days of March 31, 2020, of which 442,160 shares would be unvested but are early exercisable. This group does not include Mr. Diouane, whose employment with Zuora terminated on June 14, 2019, or Mr. Sloat, whose employment with Zuora terminated on April 5, 2020, and does include Paolo Battaglini, Zuora's interim Chief Financial Officer as of April 5, 2020.

(15)
Consists of (i) 2,353,051 shares of Class B common Stock directly owned by Benchmark Capital Partners V, L.P. (BCP V), (ii) 288,340 shares are directly owned by Benchmark Founders' Fund V, L.P. (BFF V), (iii) 55,207 shares of Class B common stock directly owned by Benchmark Founders' Fund V-A, L.P. (BFF V-A), (iv) 43,440 shares of Class B common stock directly owned by Benchmark Founders' Fund V-B, L.P. (BFF V-B) and (v) 337,279 shares of Class B common stock held in nominee form for the benefit of persons associated with Benchmark Capital Management Co. V, L.L.C. (BCMC V), based solely on the Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2020, reporting beneficial ownership of BCMC V, BCP V, BFF V, BFF V-A, and BFF V-B, as of December 31, 2019. BCMC V reported that it is the general partner of BCP V, BFF V, BFF V-A, and BFF V-B and may be deemed to have sole voting power and sole dispositive power with respect to these shares of our Class B common stock. Alexandre Balkanski, Bruce W. Dunlevie, Peter H. Fenton, J. William Gurley, Kevin R. Harvey, Robert C. Kagle, Mitchell H. Lasky, and Steven M. Spurlock, the managing members of BCMC V, may be deemed to have shared voting power and shared dispositive power with respect to these shares of our Class B common stock. The address of the entities affiliated with Benchmark is c/o Benchmark, 2965 Woodside Road, Woodside, CA 94062.

(16)
Consists of (i) 1,452,156 shares of our Class B common stock held of record by Redpoint Omega, L.P. and (ii) 41,064 shares of our Class B common stock held of record by Redpoint Omega Associates, LLC. Redpoint Omega, LLC, is the general partner of Redpoint Omega, L.P. Voting and dispositive decisions with respect to the shares held by Redpoint Omega, L.P. and Redpoint Omega Associates, LLC, are made by the managing members of Redpoint Omega, LLC, and Redpoint Omega Associates, LLC: Jeffrey D. Brody, R. Thomas Dyal, Mr. Haley, John L. Walecka, Geoffrey Y. Yang, Christopher B. Moore, and W. Allen Beasley. The address of the entities affiliated with Redpoint Omega is c/o Redpoint Omega, 3000 Sand Hill Road, Building 2, Suite 290, Menlo Park, California 94025.

(17)
Consists of (i) 3,997 shares of our Class A common stock held of record by Shasta Ventures II GP, LLC, and (ii) 2,763,122 shares of our Class B common stock held of record by Shasta Ventures II, L.P. Shasta Ventures II GP, LLC, is the general partner of Shasta Ventures II, L.P. Shasta Ventures II, L.P. and Shasta ventures II GP, LLC, share dispositive and voting power with respect to all of the shares. The address of the entities affiliated with Shasta Ventures is c/o Shasta Ventures, 2440 Sand Hill Road, Suite 300, Menlo Park, California 94025.

(18)
Based solely on the Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2020 reporting beneficial ownership as of December 31, 2019. The Vanguard Group has sole voting power with respect to 181,730 shares of our Class A common stock, shared voting power with respect to 8,386 shares of our Class A common stock, sole dispositive power with respect to 6,912,450 shares of our Class A common stock and shared dispositive power with respect to 179,299 shares of our Class A common stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 170,913 shares of our Class A common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 19,203 shares of our Class A common stock as a result of it serving as investment manager of Australian investment offerings. The Vanguard Group's address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(19)
Based solely on the Schedule 13G filed with the Securities and Exchange Commission on February 7, 2020, reporting beneficial ownership as of December 31, 2019. BlackRock, Inc., has sole voting power with respect to 6,830,856 shares of our Class A common stock, sole dispositive power with respect to 6,975,260 shares of our Class A common stock. BlackRock, Inc.'s address is 55 East 52nd Street, New York, New York 10055.

REPORT OF THE AUDIT COMMITTEE
The information contained in the following report of our Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Exchange Act or the Securities Act unless and only to the extent that we specifically incorporate it by reference.
Our Audit Committee has reviewed and discussed with our management and KPMG LLP our audited consolidated financial statements for the fiscal year ended January 31, 2020. Our Audit Committee has also discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 1301 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communications with Audit Committees.”
Our Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with our Audit Committee concerning independence, and has discussed with KPMG LLP its independence from us.
Based on the review and discussions referred to above, our Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2020 for filing with the SEC.

Submitted by the Audit Committee
Kenneth A. Goldman, Chair
Peter Fenton
Michelangelo Volpi

ADDITIONAL INFORMATION
Stockholder Proposals to be Presented at Next Annual Meeting
Our restated bylaws provide that, for stockholder nominations to our Board of Directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Zuora, Inc., 101 Redwood Shores Parkway, Redwood City, California 94065, Attn: Corporate Secretary.
To be timely for our 2021 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than 5:00 p.m. Pacific Time on March 10, 2021 and not later than 5:00 p.m. Pacific Time on April 9, 2021. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by our restated bylaws.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2021 annual meeting of stockholders must be received by us no later than January 12, 2021 in order to be considered for inclusion in our proxy materials for that meeting.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in the fiscal year ended January 31, 2020, except that due to administrative error (i) a late Form 4 was filed for Messrs. Tzuo, Sloat and Cromley on July 2, 2019, and for Ms. Pileggi on June 20, 2019 with respect to equity grants received by each of them in May 2019, (ii) a Form 5 was filed on February 11, 2020 for Mr. Goldman reflecting the conversion of 3,000 shares of Zuora's Class B common stock to Class A common stock on October 7, 2019, and (iii) a Form 5 was filed on February 11, 2020 for Ms. Yesil reflecting the conversion of 55,643 shares of Zuora's Class B common stock to Class A common stock on June 5, 2019.
Available Information
Our financial statements for our fiscal year ended January 31, 2020 are included in our 2020 Annual Report on Form 10-K, which we provide to our stockholders at the same time as this Proxy Statement. Our 2020 Annual Report and this Proxy Statement are also available on our website at https://investor.zuora.com under “SEC Filings” in the “Financials” section of our website. In addition, we will mail, without charge, a copy of our 2020 Annual Report and Proxy Statement upon request. Stockholders may make requests to Alliance Advisors LLC by calling (877) 777-2857 or writing to Alliance Advisors LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ  07003.
Electronic Delivery of Stockholder Communications
We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via email. With electronic delivery, you will be notified via email as soon as future annual reports and proxy statements are available on the Internet, and you can submit your stockholder votes online. Electronic delivery can also eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. Below are instructions to sign up for electronic delivery:
Registered Owner (you hold our common stock in your own name through our transfer agent, Computershare Trust Company, N.A., or you are in possession of stock certificates): visit www.computershare.com and log into your account to enroll.

Beneficial Owner (your shares are held by a brokerage firm, a bank, a trustee or a nominee): If you hold shares beneficially, please follow the instructions provided to you by your broker, bank, trustee or nominee.
Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may call Computershare Trust Company, N.A., our transfer agent, at (800) 962-4284 or visit www.computershare.com with questions about electronic delivery.
“Householding”—Stockholders Sharing the Same Last Name and Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.
This year, a number of brokers with account holders who are our stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time, and may request additional copies of the Annual Report and Proxy Statement, by contacting Alliance Advisors LLC by calling (877) 777-2857 or writing to Alliance Advisors LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ  07003.
Any stockholders who share the same address and receive multiple copies of our Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding.

OTHER MATTERS
Our Board of Directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to our Board of Directors, no matters are to be brought before the Annual Meeting except as specified in the Notice of 2020 Annual Meeting of Stockholders. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors,

Jennifer W. Pileggi
Senior Vice President, General Counsel, and Corporate Secretary

zuora

PROXY FOR ANNUAL MEETING TO BE HELD VIRTUALLY ON JUNE 23, 2020

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Zuora, Inc. (Zuora) hereby appoints Tien Tzuo and Jennifer Pileggi, or either of them, as the true and lawful attorneys and proxies of the undersigned, each with full power of substitution and with authority to act in the absence of the other, and authorizes them, and each of them, to vote all shares of common stock of Zuora, which the undersigned is entitled to vote as of the record date for the Annual Meeting of Stockholders to be held virtually at http://www.viewproxy.com/Zuora/2020/vm on June 23, 2020 at 9:30 am Pacific Time upon the matters specified herein and upon such other matters as may properly come before the meeting and any adjournments, continuations, or postponements thereof, subject to the directions indicated on the reverse side hereof, and hereby revokes any proxy heretofore given.

This proxy, when properly executed, will be voted in the manner directed on the reverse side by the undersigned stockholder. **If no direction is made, this proxy will be voted FOR the Class II Director Nominee, FOR the ratification of KPMG LLP as Zuora's independent registered accounting firm for the fiscal year ending January 31, 2021, and FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, and to hold future non-binding advisory votes on the compensation of our named executive officers every ONE YEAR.**

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(IMPORTANT — This Proxy must be signed and dated on the reverse side.)

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

The deadline for registration is June 21, 2020 at 11:59 pm Pacific Time.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, Proxy Statement and Annual Report to Stockholders on Form 10-K are available at http://www.viewproxy.com/Zuora/2020

Please mark your votes like this ☒

The Board of Directors recommends you vote FOR the following:

1. Election of one Class II director to serve until the 2023 annual meeting of stockholders or until his successor is duly elected and qualified:

Nominee:
Jason Pressman ☐ FOR ☐ WITHHOLD

The Board of Directors recommends you vote FOR the following proposal:

☐ FOR ☐ AGAINST ☐ ABSTAIN

DO NOT PRINT IN THIS AREA
(Stockholder Name & Address Data)

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

The Board of Directors recommends you vote FOR the following proposal:

☐ FOR ☐ AGAINST ☐ ABSTAIN

The Board of Directors recommends you vote for ONE YEAR on the following proposal:

4. Approval, on a non-binding advisory basis, of the frequency with which to hold future advisory votes on named executive officer compensation.

☐ ONE YEAR ☐ TWO YEARS ☐ THREE YEARS ☐ ABSTAIN

NOTE: The proxies may vote in their discretion upon any other matters as may properly come before the meeting or any adjournments, continuations, or postponements thereof.

NOTE: Please mark, date and sign this proxy card and return it in the accompanying envelope. Please sign as your name appears hereon. If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority. If a corporation or partnership, please sign in full corporate or partnership name by a duly authorized officer.

Date: ______________________

Signature ______________________

Signature ______________________
(if held jointly)

VIRTUAL CONTROL NUMBER

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

SCAN TO
VIEW MATERIALS & VOTE

VIRTUAL CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit virtual control number ready when voting by Internet or Telephone

INTERNET
Vote Your Proxy on the Internet up until 11:59 P.M. PT on Monday, June 22, 2020:

Go to www.AALVote.com/ZUO

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE
Vote Your Proxy by Phone up until 11:59 P.M. PT on Monday, June 22, 2020:

Call 1 866-804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL
Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.